EXHIBIT 10.2

PARTICIPATION AGREEMENT

dated as of March 26, 2007

among

ADOBE SYSTEMS INCORPORATED,
as Lessee,

SELCO SERVICE CORPORATION
(Doing Business in California as
OHIO SELCO SERVICE CORPORATION),
as Lessor,

KEYBANK NATIONAL ASSOCIATION,
as Purchaser,

ADOBE SYSTEMS INCORPORATED,
as Purchaser,

KEYBANK NATIONAL ASSOCIATION,
as Lender,

and

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent,

with

KEY LEASE ADVISORY SERVICES
(a Division of Key Equipment Finance Inc.),
as Structuring Agent.

Extension of Lease Financing of Office Tower
Located in City of San Jose, Santa Clara County, California
for Adobe Systems Incorporated

Closing Date:  March 26, 2007

i

Participation Agreement

THIS PARTICIPATION AGREEMENT (this “Participation Agreement”), dated as of March 26, 2007, is entered into by and among ADOBE SYSTEMS INCORPORATED, a Delaware corporation (“Adobe”), as the Lessee (the “Lessee”); SELCO SERVICE CORPORATION, an Ohio corporation doing business in California as OHIO SELCO SERVICE CORPORATION, as Lessor (together with its permitted successors and assigns, the “Lessor”); KEYBANK NATIONAL ASSOCIATION, and ADOBE SYSTEMS INCORPORATED, as the Purchaser (together with their respective permitted successors and assigns, the “Purchasers”); KEYBANK NATIONAL ASSOCIATION, as the Lender (together with its permitted successors and assigns, the “Lender”); and KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Participants (together with its permitted successors and assigns in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Lessor and the Lessee previously entered into a lease financing (the “Prior Transaction”) pursuant to that certain Participation Agreement dated as of September 26, 2001 (the “Prior Participation Agreement”), in order to construct Improvements on the parcel of land described on Schedule III hereto (together with all Appurtenant Rights relating thereto, the “Land”;  the Lessor’s interest in the Land, together with all Improvements from time to time located on the Land and all attachments and accessions thereto, collectively, the “Property”);

WHEREAS, the Lessor and the Lessee desire to refinance and extend the Prior Transaction;

WHEREAS, the Lessor desires to continue to lease to the Lessee, and the Lessee desires to continue to lease from the Lessor, the Property;

WHEREAS, the Lessor is willing to provide the funding of a portion of the costs of (a) the refinancing of the Property and (b) the Transaction Expenses incurred in connection with the transactions contemplated hereby;

WHEREAS, the Purchasers are willing to provide funding for a portion of the foregoing costs by purchasing undivided ownership interests in the Purchased Interests from the Lessor;

WHEREAS, the Lenders are willing to provide financing for a portion of the foregoing costs by making non-recourse Loans to the Lessor; and

WHEREAS, to secure such fundings (a) the Lessor will have the benefit of a first priority Lien on all of the right, title and interest of the Lessee in the Property and (b) the Lenders and Purchasers will have the benefit of (i) a Lien on the Lessor’s right, title and interest in the Property and (ii) an assignment of certain of the Lessor’s rights against the Lessee under the Lease;

NOW, THEREFORE, in consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

SECTION 1.1.   Definitions; Interpretation.  Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof (as such Appendix A may be amended, supplemented, amended and restated or otherwise modified from time to time, “Appendix A”); and the rules of interpretation set forth in Appendix A shall apply to this Participation Agreement.

ARTICLE II

[Reserved].

ARTICLE III

FUNDING OF ADVANCES

SECTION 3.1.   Advances.

(a)           Advances.  Subject to the conditions and terms hereof (including the conditions set forth in Section 6.1), the Lessor shall take the following actions at the written request of the Lessee:

(i)            the Lessor shall make Advances hereunder (out of funds provided by itself, out of funds constituting Loan proceeds and out of funds representing the proceeds of the sale of the Purchased Interests) for the purpose of refinancing the Prior Transaction and paying the Fees and the Transaction Expenses due and payable on the Closing Date;

(ii)           the Lessor shall lease the Property to the Lessee under the Lease and the Lease Supplement.

Notwithstanding any other provision hereof, there shall be only one (1) Advance hereunder, which shall be made on the Closing Date.

SECTION 3.2.   Lessor’s Commitment.  Subject to the conditions and terms hereof, the Lessor shall make available to the Lessee on the Closing Date an amount (the “Lessor Amount”) in immediately available funds equal to the Lessor Percentage of the amount of the Advance being funded on the Closing Date.

SECTION 3.3.   Purchasers’ Commitment.  Subject to the conditions and terms hereof and of the Receivables Purchase Agreement, on the Closing Date, each Purchaser shall purchase an undivided percentage ownership interest in the Purchased Interests from the Lessor in an aggregate amount in immediately available funds equal to such Purchaser’s Pro Rata Share of such undivided percentage ownership interests.

SECTION 3.4.   Lenders’ Commitment.  Subject to the conditions and terms hereof and of the Loan Agreement, on the Closing Date, each Lender shall fund a Loan to the Lessor in an aggregate amount in immediately available funds equal to such Lender’s Pro Rata Share of such Loan.

SECTION 3.5.   Procedures for Advances.

(a)           General Procedures.  With respect to the Advance being made hereunder on the Closing Date, the Lessee has given the Lessor and the Administrative Agent a Funding Request substantially in the form of Exhibit A hereto (the “Funding Request”) (which Funding Request was delivered to the Administrative Agent not later than 2:00 p.m., (New York time), two (2) Business Days prior to the proposed Closing Date) specifying:  (i) the amount of Advance requested, and (ii) wire transfer instructions for the disbursement of the proceeds of such Advance to the Administrative Agent under the Prior Transaction or to such other Persons specified in the Funding Request.  Based upon the Funding Request, the Administrative Agent shall calculate the amounts of the Lessor Amounts, Capital and Loans required to fund the requested Advance, which amounts are equal to the Lessor Percentage, Purchaser Percentage and the Loan Percentage, respectively, of the Advance.  On the basis of the Funding Request, on the Closing Date, (x) each Purchaser shall make its Pro Rata Share of the Capital available to the Lessor in care of the Administrative Agent at the Account by 2:00 p.m. (New York time) on the requested Closing Date, (y) each Lender shall make Loans in an amount equal to its respective Loan Commitment available to the Lessor in care of the Administrative Agent at the Account by 2:00 p.m. (New York time) on the requested Closing Date, and (z) the Lessor shall make its Commitment Percentage of the Advance available to the Administrative Agent at the Account by 2:00 p.m. (New York time) on the requested Closing Date.  Promptly upon the Administrative Agent’s receipt of such funds from the Participants, the Administrative Agent shall wire such funds on the Closing Date to the Persons entitled thereto and to such accounts as the Lessee shall have indicated in the Funding Request.

(b)           Use of Proceeds of Advance.  The Advance has been made solely to provide the funds required to refinance the Prior Transaction and to pay the related Fees and Transaction Expenses.

ARTICLE IV

CALCULATION OF BASIC RENT; YIELD;
RETURN; INTEREST; FEES; PAYMENT

SECTION 4.1.   Calculation of Basic Rent.  Basic Rent shall be payable from time to time on each Rent Payment Date during the Lease Term in an amount equal to the sum of (a) all interest then due on the Loans, as calculated in accordance with Sections 4.2 and 4.11, (b) all Return then due on the Capital, as calculated in accordance with Sections 4.3 and 4.11, and (c) all Yield then due on the Lessor Amounts, as calculated in accordance with Sections 4.4 and 4.11.

SECTION 4.2.   Interest on Loans.

(a)           The Loans shall accrue interest computed and payable in accordance with the terms of the Loan Agreement.  The Loans shall become due and payable at the dates and times provided under the Loan Agreement.

(b)           The Administrative Agent shall distribute, in accordance with Article VII, the Lender Basic Rent and all other amounts due with respect to the Loans paid to the Administrative Agent by the Lessee under the Lease from time to time.

SECTION 4.3.   Return on Capital.

(a)           The Capital shall accrue Return computed and payable in accordance with the terms of the Receivables Purchase Agreement.  The Capital shall become due and payable at the dates and times provided under the Receivables Purchase Agreement.

(b)           The Administrative Agent shall distribute, in accordance with Article VII, the Purchaser Basic Rent and all other amounts due with respect to the Capital paid to the Administrative Agent by the Lessee under the Lease from time to time.

SECTION 4.4.   Yield.

(a)           The Lessor Amounts outstanding from time to time shall accrue yield (“Yield”) at a rate per annum equal to the Yield Rate.  If all or any portion of the Lessor Amounts, any Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Default Rate.

(b)           All Yield on the Lessor Amounts and all other amounts due with respect to the Lessor Amounts shall be distributed by the Administrative Agent to the Lessor in accordance with Article VII.

(c)           During the Lease Term, accrued Yield on the Lessor Amounts shall be due and payable (i) on each Rent Payment Date, (ii) on the date of any payment or prepayment, in whole or in part, of any Lessor Amount, on the Lessor Amount so paid or prepaid, and (iii) on the Expiration Date.

(d)           If not repaid sooner, the aggregate outstanding amount of Lessor Amounts shall be repaid in full on the Expiration Date, subject to the provisions of Article XX of the Lease.

SECTION 4.5.   Computation of Basic Rent and Yield.  Interest on the Loans, Return on Capital and Yield on the Lessor Amounts shall be calculated on the basis of a 360-day year for the actual days elapsed at all times that such interest rate, Return Rate or Yield Rate, as the case may be, is determined by reference to the BBA LIBO Rate and, at all other times, on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  Any change in the interest rate on the Loans, Return or the Yield Rate resulting from a change in the Base Rate or BBA LIBO Rate shall become effective as of the opening of business on the day on which such change becomes effective.  Each determination of the interest rate, Return Rate or Yield Rate by the Administrative Agent pursuant to any provision of this Participation Agreement or any other Operative Document shall be binding on the Lessee and the Participants in the absence of manifest error.

Any increase or decrease in the Applicable Capital Margin or the Applicable Loan Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day following the date a Compliance Certificate is delivered pursuant to Section 9.1(b)(i)(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Applicable Capital Margin and the Applicable Loan Margin shall be determined based upon a Consolidated Leverage Ratio of greater than 2.00 to 1.00 as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate has been delivered by Lessee.  The Applicable Capital Margin and the Applicable Loan Margin in effect from the Closing Date through the date the Compliance Certificate in respect of the fiscal quarter ending March 1, 2007 is delivered or required to be delivered shall be determined based upon a Consolidated Leverage Ratio of less than 1.00 to 1.00.

SECTION 4.6.   Prepayments.

(a)           Voluntary Prepayments.  The Lessee shall have the right to prepay an amount equal to the aggregate outstanding Property Balance pursuant to the exercise of purchase options permitted under the Lease without premium or penalty; provided, however, that the Lessee shall pay all Break Costs in connection with any such prepayment.  Each such prepayment with respect to the Property Balance shall be applied to the Loans, Capital and Lessor Amounts in the manner set forth in Article VII.

(b)           Mandatory Prepayments.  All amounts payable by the Lessee pursuant to Article XV, XVI, XVIII or XX of the Lease shall be used to prepay the Property Balance and shall be applied to the Loans, the Capital and the Lessor Amounts in the manner set forth in Article VII.

(c)           Notice.  The Lessee will provide notice to the Administrative Agent (which shall promptly notify the Lessor, Purchasers and Lenders) of any voluntary prepayment by 11:00 a.m. (New York time) on at least three (3) Business Days prior to the date of such voluntary prepayment.

SECTION 4.7.   Fees.  The fees of the Structuring Agent, as separately agreed to by the Lessee and the Structuring Agent (collectively, the “Fees”), are due and payable by Lessee on the Closing Date and shall be included in and paid from the Advance.

SECTION 4.8.   Place and Manner of Payments.  Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent (as assignee of the Lessor pursuant to the Assignment of Lease and Rent) in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, to the Account not later than 2:00 p.m. (New York time) on the date when due, and the Lessor hereby directs the Lessee to pay to the Administrative Agent the Rent from time to time due under the Lease for distribution by the Administrative Agent in accordance with Article VII.  Payments received after such time shall be deemed to have been received on the next succeeding Business Day.  The Lessee shall, at the time it makes any payment under any Operative Document, specify to the Administrative Agent the Basic Rent, Supplemental Rent, Property Cost, Fees or other amounts payable by the Lessee hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Participants in such manner as the Participants may determine to be appropriate in respect of obligations owing by the Lessee).  The Administrative Agent will distribute such payments to the Participants in accordance with Article VII if any such payment is received prior to 2:00 p.m. (New York time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to the Participants on the next succeeding Business Day.  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of LIBOR Loans/Capital/Lessor Amounts, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead by made on the preceding Business Day.

SECTION 4.9.   [Reserved].

SECTION 4.10.   Accounting Terms; Computations.  Unless otherwise indicated in this Participation Agreement or any other Operative Document, all accounting terms used in this Participation Agreement or any other Operative Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP.  If GAAP changes during the term of this Participation Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, the Lessee, the Participants and the Administrative Agent agree to negotiate in good faith to amend this Participation Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Lessee’s financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Lessee, the Participants and the Administrative Agent so amend this Participation Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

SECTION 4.11.   Late Payments; Default Rate.  If all or any portion of Rent, Property Balance or any other amount payable to any Participant hereunder or under the other Operative Documents (whether in respect of interest, Return, Yield or other amounts) shall not be paid when due (whether at the stated maturity thereof, by acceleration or otherwise), then such overdue amount shall bear interest payable on demand, at a rate per annum that is equal to the Default Rate.  Without duplication of the foregoing, upon the occurrence and during the continuance of any Lease Event of Default, the outstanding Property Balance and any other amounts owing to the Participants or the Administrative Agent hereunder or under the other Operative Documents shall bear interest, payable on demand, at a rate per annum that is equal to the Default Rate.

ARTICLE V

CERTAIN INTENTIONS OF THE PARTIES

SECTION 5.1.   Intent.

(a)           The parties hereto intend that, with respect to the Property and the Lease, (i) for financial accounting purposes with respect to the Lessee, (A) the Lease will be treated as an “operating lease” pursuant to Statement of Financial Accounting standards (SFAS) No. 13, as amended, (B) the Lessor will be treated as the owner and the lessor of the Property to which it holds title and the Lessee will be treated as the lessee of the Property, (ii) for federal and all state and local income tax purposes and bankruptcy purposes, (A) the Lease will be treated as a financing arrangement, and (B) the Lessee under the Lease will be treated as the owner of the Property and will be entitled to all tax benefits ordinarily available to an owner of property like such Property for such tax purposes, and (iii) all risks relating to environmental matters shall be borne by the Lessee in accordance with the provisions of this Participation Agreement and the Lease.

(b)           Specifically, without limiting the generality of the foregoing, the parties hereto intend and agree that in the event of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statutes of the United States of America or any state or commonwealth thereof affecting the Lessee or any other party to this Participation Agreement or any collection actions, the transactions evidenced by the Operative Documents are a financing made to the Lessee by the Lessor (using its own funds as well as funds provided by the Lenders and by the Purchasers as unrelated third parties).

(c)           Notwithstanding anything else to the contrary set forth herein, each of the Lessee, each Participant and the Administrative Agent acknowledges and agrees that none of the other parties to this Participation Agreement has made any representations or warranties concerning the tax, accounting or (except as otherwise expressly contained in this Participation Agreement or other Operative Documents) legal characteristics of the Operative Documents and that each party to the Transaction, respectively, has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents as it deems appropriate.

(d)           In furtherance of the intent of the parties as set forth in this Section 5.1, the Lessee hereby absolutely, unconditionally and irrevocably (i) agrees to pay in full when due (after giving effect to any applicable grace period), whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, all amounts owing by the Lessee under the Operative Documents (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Section 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)), and (ii) indemnifies and holds harmless each party to this Participation Agreement for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Person in enforcing any rights under this Section 5.1.

SECTION 5.2.   Amounts Due Under Lease.  Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessee and the Participants that:  (a) the amount and timing of installments of Basic Rent due and payable from time to time from the Lessee under the Lease shall be equal to the aggregate payments due and payable as interest on the Loans, Return on Capital and Yield on the Lessor Amounts on each Rent Payment Date; (b) if the Lessee elects the Purchase Option or becomes obligated to purchase the Property under the Lease, then the Loans, the Capital, the Lessor Amounts, all accrued and unpaid interest, Return, Yield and Fees and all other obligations of the Lessee owing to the Administrative Agent, the Structuring Agent, and the Participants shall be due and payable in full by the Lessee on the date set forth in the Lease; (c) if the Lessee properly elects the Remarketing Option, the Lessee shall only be required to pay to the Lessor the proceeds of the sale of the Property, amounts payable pursuant to clause (i) of Section 20.1(m) of the Lease (not to exceed the Maximum Recourse Amount) and any amounts due pursuant to Article XIII hereof and Section 20.2 of the Lease; (d) upon the occurrence of a Lease Event of Default (and an acceleration of the Lessee’s obligation to purchase the Property or pay the Property Cost), the amounts then due and payable by the Lessee under the Lease shall include all amounts necessary to pay in full the Property Balance plus all other amounts then due from the Lessee under the Operative Documents; and (e) if the Lessee elects to purchase or is required to purchase the Property pursuant to Section 15.1, 16.2(e) or Article XVIII of the Lease, the amounts then due and payable by the Lessee shall include all amounts necessary to pay the Property Balance.

ARTICLE VI

CLOSING DATE

SECTION 6.1.   Closing Date.   Subject to satisfaction or waiver of the following conditions precedent, the Closing Date (the “Closing Date”) for the transactions contemplated by this Participation Agreement (the “Transactions”) shall be deemed to have occurred as of the date of this Participation Agreement, and the obligations of (i) the Lessor to make available the Lessor Amount on the Closing Date, (ii) the Purchasers to purchase the Purchased Interests on the Closing Date, and (iii) each Lender to make the Loan on the Closing Date shall be subject to satisfaction or waiver of the following conditions precedent:

(a)           Participation Agreement.  This Participation Agreement shall have been duly authorized, executed and delivered by the parties hereto.

(b)           Lease; Memorandum of Lease.  The Lessor and the Lessee shall have duly authorized, executed and delivered the Lease and the Memorandum of Lease.

(c)           Loan Agreement;  Notes.  The Loan Agreement and the Notes issued thereunder shall have been duly authorized, executed and delivered by the parties thereto.

(d)           Receivables Purchase Agreement;  Certificates.  The Receivables Purchase Agreement and the Certificates issued thereunder shall have been duly authorized, executed and delivered by the parties thereto.

(e)           Assignment of Lease and Rent.  The Assignment of Lease and Rent shall have been duly authorized, executed and delivered by the Lessor, as assignor, to the Administrative Agent, as assignee, and the Assignment of Lease and Rent shall have been consented to and acknowledged by the Lessee.

(f)            Security and Assignment Agreement.  The Lessee shall have duly executed and delivered to the Administrative Agent counterparts of the Security and Assignment Agreement, in form and substance satisfactory to the Administrative Agent and the Participants.

(g)           Corporate Documents of the Lessee.  Each Participant and the Administrative Agent shall have received the following:

(i)            Incumbency Certificate.  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Lessee, which shall identify by name and title and bear the signature of the officers of the Lessee authorized to sign the Operative Documents to which the Lessee is or shall be a party, upon which certificate the Participants and the Administrative Agent shall be entitled to rely until informed of any change in writing by the Lessee.

(ii)           Certificate of Incorporation.  Copies of the certificate of incorporation of the Lessee, together with all amendments thereto, certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its organization.

(iii)          Resolutions.  Copies of resolutions of the Board of Directors of the Lessee approving the transactions contemplated by the Operative Documents, and authorizing the execution and delivery by the Lessee of each Operative Document to which it is or shall be a party, certified by the Secretary or an Assistant Secretary of the Lessee as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)          Bylaws.  A copy of the bylaws of the Lessee certified by the Secretary or an Assistant Secretary of the Lessee as of the Closing Date to be true and correct and in force and effect as of such date.

(v)           Good Standing.  A certificate of good standing for the Lessee, certified as of a recent date by the appropriate governmental officer in its jurisdiction of incorporation, together with a certificate of the Secretary of State of the State of California (certified as of a recent date) to the effect that the Lessee is qualified to do business in the State of California.

(h)           Corporate Documents of the Lessor.  The Lessee, each Lender, each Purchaser and the Administrative Agent shall have received the following:

(i)            Incumbency Certificate.  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Lessor, which shall identify by name and title and bear the signature of the officers of the Lessor authorized to sign the Operative Documents to which the Lessor is or shall be a party, upon which certificate the Lessee, the Lenders and the Administrative Agent shall be entitled to rely until informed of any change in writing by the Lessor.

(ii)           Articles of Incorporation.  Copies of the articles of incorporation of the Lessor, together with all amendments thereto, certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its organization.

(iii)          Resolutions.  Copies of resolutions of the Board of Directors of the Lessor approving the transactions contemplated by the Operative Documents, and authorizing the execution and delivery by the Lessor of each Operative Document to which it is or shall be a party, certified by the Secretary or an Assistant Secretary of the Lessor as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)          Bylaws.  A copy of the bylaws of the Lessor certified by the Secretary or an Assistant Secretary of the Lessor as of the Closing Date to be true and correct and in force and effect as of such date.

(v)           Good Standing.  A certificate of good standing for the Lessor, certified as of a recent date by the appropriate governmental officer in its jurisdiction of incorporation, together with a certificate of the Secretary of State of the State of California (certified as of a recent date) to the effect that the Lessor is qualified to do business in the State of California.

(i)            Opinion of Counsel to the Lessee.  Each Participant shall have received opinions of (i) Shartsis Friese LLP, special counsel for the Lessee and (ii) internal counsel for the Lessee, each dated the Closing Date and addressed to each Participant, covering the matters set forth respectively in Exhibits F-1 and F-2 and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Participants.

(j)            Representations and Warranties.  On the Closing Date, the representations and warranties of each of the parties set forth in Sections 8.1, 8.2 and 8.3 shall be true and correct in all respects as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date.

(k)           No Default.  No Lease Default or Lease Event of Default shall have occurred and be continuing under the Prior Transaction on the Closing Date.

(l)            Governmental Approvals.  All Governmental Actions required by any Requirement of Law for the purpose of authorizing the Lessee, the Administrative Agent and each Participant to enter into the Operative Documents shall have been obtained or made and be in full force and effect.

(m)          Litigation.  No action or proceeding shall have been instituted or threatened, nor shall any governmental action be instituted or threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, to set aside, restrain, enjoin or prevent the performance of this Participation Agreement or any transaction contemplated hereby or by any other Operative Document or that is reasonably likely, in the sole opinion of each Participant, to be reasonably expected to have a Material Adverse Effect.

(n)           Requirements of Law.  In the opinion of each Participant, no change shall have occurred or been proposed in Applicable Law that would make it uneconomic or illegal for any party to any Operative Document to participate in any of the transactions contemplated by the Operative Documents or otherwise would prohibit the consummation of any transaction contemplated by the Operative Documents or expand the duties, obligations and risks of any Participant.

(o)           Funding Request.  The Lessor shall have received a fully executed counterpart of the applicable Funding Request in accordance with Section 3.5.

(p)           Ground Lease.  On or prior to the Closing Date, the Ground Lessor shall have delivered to the Lessor a satisfactory agreement concerning the Ground Lease, which agreement shall be substantially in the form of Exhibit C attached hereto

(q)           Mortgages.  On or prior to the Closing Date, (i) the Lessee shall have delivered to the Lessor (or, at the request of the Lessor, to the Title Company) the original counterpart of the Lessor Mortgage, executed by the Lessee and in proper form for recordation in the official records of the County of Santa Clara in the State of California and (ii) the Lessor shall have delivered to the Administrative Agent (or, at the request of the Administrative Agent, to the Title Company) the original counterpart of the Lender Mortgage, executed by the Lessor and in proper form for recordation in the official records of the County of Santa Clara in the State of California.

(r)            Financing Statements; UCC, Tax and Judgment Lien Searches.  On or prior to the Closing Date, (i) the Lessee shall have delivered to the Administrative Agent all UCC Financing Statements relating to the Property as the Administrative Agent or any Participant may reasonably request in order to perfect the interests of the Lessor in any Fixtures and personal property constituting part of the Property and all other Collateral under the Security and Assignment Agreement; (ii) the Lessor shall have delivered to the Administrative Agent all UCC financing statements relating to the Property as the Administrative Agent or any Participant may reasonably request in order to perfect the interests of the Administrative Agent in the Lessor’s interest in any Fixtures and personal property constituting part of the Property and the Collateral under the Security and Assignment Agreement; and (iii) each of Lessee and the Lessor shall have delivered to the Administrative Agent copies of recent UCC, state and federal tax lien and judgment searches from all relevant filing offices or jurisdiction and in each case indicating no conflict with first and prior rights intended to be conveyed by the Lessee to the Lessor, and by the Lessor to the Administrative Agent, hereunder and under the other Operative Documents.

(s)           Recordation of Memorandum of Lease, Lessor Mortgage, Lender Mortgage; UCC Financing Statements and Assignment of Lease and Rent.  Each of the Participants shall have received evidence or a commitment reasonably satisfactory to it that each of (i) the Memorandum of Lease, (ii) the Lessor Mortgage, (iii) the Lender Mortgage, (iv) the UCC financing statements described in clause (e) above and (v) the Assignment of Lease and Rent, has been, or are being, recorded in a manner sufficient to properly perfect each of their interests therein.

(t)            Title Insurance.  On or prior to the Closing Date, the Lessee shall have delivered to the Administrative Agent a commitment from the Title Company to deliver (A) an ALTA extended coverage leasehold owner’s policy and lenders policy covering the Property in favor of the Lessor, and (B) an ALTA extended coverage lenders policy covering the Property in favor of the Administrative Agent, each such policy in the amount of the Advance and to be satisfactory to the Administrative Agent and the Lessor with only such customary endorsements issued by the Title Company as a routine matter, and which are in any event satisfactory to the Administrative Agent and the Lessor, insuring first mortgage liens on the Property, subject only to matters approved by the Lessor and the Administrative Agent.

(u)           Survey.  At least three (3) days prior to the Closing Date, the Lessee shall have delivered to the Administrative Agent and the Lessor, an American Land Title Association/American Congress on Surveying and Mapping 1992 (Urban) Survey of the Property certified to the Participants and the Title Company and otherwise in form reasonably acceptable to the Administrative Agent and the Lessor.

(v)           Authorized Officer’s Certificates.  Each Participant shall have received an Authorized Officer’s Certificate of the Lessee, substantially in the form of Exhibit B attached hereto, dated as of the Closing Date, stating that (i) to such Authorized Officer’s knowledge after reasonable inquiry, each and every representation and warranty of the Lessee contained in each Operative Document to which it is a party is true and correct in all material respects on and as of the Closing Date; (ii) to such Authorized Officer’s knowledge after reasonable inquiry, no Lease Default has occurred and is continuing under any Operative Document to which Lessee is a party with respect to it; (iii) to such Authorized Officer’s knowledge after reasonable inquiry, each Operative Document to which Lessee is a party is in full force and effect with respect to it; and (iv) the Lessee has duly performed and complied with all conditions contained herein or in any other Operative Document required to be performed or complied with by it on or prior to the Closing Date.

(w)          Evidence of Insurance.  The Lessor and the Administrative Agent shall have received evidence that the insurance maintained by the Lessee with respect to the Property satisfies the requirements set forth in Article XIII of the Lease setting forth the respective coverage, limits of liability, carrier, policy number and period of coverage, and shall have received a letter and/or certificate signed by the Lessee’s insurance broker confirming that the coverage with respect to the Property complies with the requirements of Article XIII of the Lease.

(x)            Representations and Warranties.  On the Closing Date, the representations and warranties of the Lessee herein and in each of the other Operative Documents shall be true and correct in all material respects as though made on and as of such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects as of such date).

(y)           Residual Value Insurance.  On the Closing Date, the Lessor shall have received residual value insurance in form and substance satisfactory to the Lessor and the Administrative Agent with respect to the Property.

(z)            Taxes.  All Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents shall have been paid or provisions for such payment shall have been made by the Lessee to the reasonable satisfaction of the Participants.

(aa)         No Default.  As of the Closing Date, there shall not have occurred and be continuing any Lease Default under any of the Operative Documents or the Prior Transaction, and no Lease Default under any of the Operative Documents will have occurred after giving effect to the making of the Advance requested by the Funding Request.

(bb)         Fees.  All fees due and payable pursuant to this Participation Agreement and the other Operative Documents and, to the extent invoiced, all Transaction Expenses of the type described in clause (a) or (c) of the definition thereof and other amounts due and owing pursuant to Section 14.1, shall have been paid or shall be paid out of the proceeds of the Advance.

(cc)         Additional Matters.  On the Closing Date, the Lessor and the Administrative Agent shall have received such additional documents and instruments related to the acquisition and financing of the Property as either of them shall reasonably request in order to establish the rights and interests of the Administrative Agent and the Lessor intended to be created under the Operative Documents in respect of the Property.

All documents and instruments required to be delivered pursuant to this Section 6.1 shall be or deemed to be delivered at the offices of Schiff Hardin LLP, 6600 Sears Tower, Chicago, Illinois, 60606, or at such other location as may be determined by the Administrative Agent, the Participants and the Lessee, and the Administrative Agent and each Participant hereby agree that delivery of any document or instrument to such offices or other location shall constitute delivery to the Administrative Agent and each Participant for all purposes of the Operative Documents.

ARTICLE VII

DISTRIBUTIONS

SECTION 7.1.   Basic Rent.  Each payment of Basic Rent (and any payment of interest on overdue installments of Basic Rent) received by the Lessor or the Administrative Agent (including each payment of Basic Rent made in connection with a payment of Property Cost or Maximum Recourse Amount) shall be distributed by the Administrative Agent to the Participants pro rata in accordance with, and for application to, all accrued and unpaid interest, Return and Yield then owing on such Participant’s Loans, Capital or Lessor Amounts (including, in each case, any overdue interest, Return or Yield due to the Lenders, the Purchasers or the Lessor); provided, that if there is any shortfall in such payment of interest, Return and Yield, the Lenders shall be paid all interest then due and owing on the Loans (and, subject to the terms of Section 7.5 hereof, the Purchasers shall be paid all Return then due and owing on the Capital) prior to any payment of Yield due to the Lessor.

SECTION 7.2.   Purchase Payments by the Lessee.  Any payment of the Property Balance received by the Lessor or the Administrative Agent as a result of:

(a)           the purchase of the Property in connection with the exercise of the Purchase Option under Section 18.1 of the Lease, or

(b)           compliance with the obligation to purchase (or cause its designee to purchase) the Property in accordance with Section 16.2(e) of the Lease, or

(c)           failure to fulfill one or more of the Return Conditions pursuant to Article XX of the Lease, or

(d)           the payment of the Property Cost pursuant to Section 15.1 of the Lease, or

(e)           the payment of the Property Cost from the proceeds of any Casualty or Condemnation pursuant to Section 14.3 of the Lease, shall be distributed in the following order of priority:

first, to each Participant for application to all accrued and unpaid interest, Return and Yield then owing on such Participant’s Loans, Capital or Lessor Amounts, as the case may be, pro rata among the Participants in accordance with the amount of such interest, Return or Yield payable to such Person.

second, to the Lenders and Purchasers, pro rata in accordance with their respective Participant Balances, for application to pay in full all outstanding Loans and Capital;

third, to the Lessor for application to pay in full all outstanding Lessor Amounts;

fourth, so much of such payment or amount as shall be required to reimburse the Administrative Agent and the Lessor for any Taxes or reasonable costs or expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent or the Lessor (to the extent not previously reimbursed and to the extent incurred in connection with any duties as the Administrative Agent or as the Lessor), shall be distributed to such Person for its own account;

fifth, to the Participants pro rata in accordance with, and for application to reimburse such Persons for, any Taxes or reasonable costs or expenses (including reasonable attorney’s fees and legal expenses) incurred by such Participant in connection with the Property; and

sixth, the balance, if any, of such payment or amounts remaining after satisfaction of all Obligations shall be promptly distributed to, or as directed by, the Lessee.

SECTION 7.3.   Payment of Maximum Recourse Amount.  Any payment of any portion of the Property Cost (not to exceed Maximum Recourse Amount) received by the Lessor or the Administrative Agent from the Lessee pursuant to clause (i) of Section 20.1(m) of the Lease upon the exercise of the Remarketing Option shall be distributed as follows:

first, to the Purchasers, pro rata in accordance with their respective Participant Balances, for application to repay in full all outstanding Capital;

second, to the extent any amount remains after distribution as set forth above, to the Lenders, pro rata in accordance with their respective Participant Balances, for application to repay in full all outstanding Loans; and

third, to the extent any amount remains after distribution as set forth above, to the Lessor for application to the repayment of the Lessor Amounts.

SECTION 7.4.   Sales Proceeds of Remarketing of Property.  Any payments received by the Lessor or the Administrative Agent as proceeds from the sale of the Property sold pursuant to the exercise of the Remarketing Option pursuant to Article XX of the Lease, together with any payment made as a result of an appraisal pursuant to Section 13.2 of this Participation Agreement, shall be distributed in the funds so received in the following order of priority:

first, to the extent not previously or concurrently paid by the Lessee, to the Lessor and the Administrative Agent to pay in full all Taxes or reasonable costs or expenses (including reasonable attorneys’ fees and legal expenses) incurred in connection with such sale and any reasonable costs, expenses and losses incurred in connection with the Property (including without limitation, any costs incurred in connection with any reletting or sale of the Property or any portion thereof);

second, to the Participants pro rata in accordance with, and for application to pay in full, (a) all accrued and unpaid interest on the Loans, Return on Capital, and Yield on the Lessor Amounts and (b) if any such sale is consummated after the Expiration Date, the Imputed Return on the Participants’ Loans, Capital and Lessor Amounts to such date of payment;

third, to the extent any Loans and any Capital remain outstanding, to the Lenders and Purchasers, pro rata in accordance with their respective Participant Balances, for application to pay in full all outstanding Loans and Capital;

fourth, to the Lessor for application to pay in full all outstanding Lessor Amounts;

fifth, to the Lessee in an amount not to exceed the amount paid by the Lessee pursuant to clause (i) of Section 20.1(m) of the Lease; and

sixth, the balance, if any, remaining after satisfaction of all Obligations shall be promptly distributed to, or as directed by, the Lessee.

SECTION 7.5.   Distribution of Payments After Lease Event of Default.

(a)           Notwithstanding Sections 7.1, 7.2 and 7.3 above, all amounts received by the Lessor or the Administrative Agent during the continuance of a Lease Event of Default, shall, except as provided in clause (b) below, be distributed in the following order of priority:

first, so much of such payment or amount as shall be required to reimburse the Administrative Agent and the Participants for any Taxes, reasonable costs or expenses or other loss incurred by the Administrative Agent or any Participant (to the extent not previously reimbursed and to the extent incurred in connection with any duties as the Administrative Agent, Lessor or as a Participant), shall be distributed to such Person for its own account;

second, so much of such payments or amounts as shall be required to pay the Administrative Agent and the Participants the amounts payable to them pursuant to any expense reimbursement or indemnification provisions of the Operative Documents shall be distributed to such Persons without priority of one over the other in accordance with the amount of such payment or payments payable to each such Person;

third, to each Participant for application to all accrued and unpaid interest, Return and Yield then owing on such Participant’s Loans, Capital or Lessor Amounts, as the case may be, pro rata among the Participants in accordance with the amount of such interest, Return or Yield payable to such Person;

fourth, to each Lender that is not Lessee Party, pro rata in accordance with their respective Participant Balances, for application to pay in full all outstanding Loans owing to such Lenders;

fifth, to each Purchaser that is not Lessee Party, pro rata in accordance with their respective Participant Balances, for application to pay in full all outstanding Capital owing to such Purchasers;

sixth, to each Lender that is a Lessee Party, pro rata in accordance with their respective Participant Balances, for application to pay in full all outstanding Loans owing to such Lenders;

seventh, to each Purchaser that is a Lessee Party, pro rata in accordance with their respective Participant Balances, for application to pay in full all outstanding Capital owing to such Purchasers;

eighth, to the Lessor for application to pay in full all outstanding Lessor Amounts;

ninth, to the Participants and the Administrative Agent for any other amounts payable to them under the Operative Documents, pro rata, based on the amounts payable and tenth, the balance, if any, of such payment or amounts remaining shall be promptly distributed to the Lessee.

(b)           Notwithstanding clause (a) above, all payments received and amounts realized by the Lessor or the Administrative Agent in connection with any Casualty or Condemnation during the continuance of a Lease Event of Default shall be distributed as follows:

(i)            in the event that the Required Participants elect or are required to pay all or a portion of such amounts to the Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.3(a) of the Lease, then such amounts shall be distributed to the Lessee; and

(ii)           in the event that the Required Participants elect or are required to apply all or a portion of such amounts to the purchase price of the Property in accordance with Section 14.3(a) and Article XV of the Lease, then such amounts shall be distributed in accordance with clause (a).

SECTION 7.6.   Casualty and Condemnation Amounts.  Subject to Section 7.5(b) any amounts received by the Administrative Agent or the Lessor as a result of a Casualty or Condemnation pursuant to Section 14.3 of the Lease shall be distributed as follows:

(a)           all amounts payable to the Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.3(a) of the Lease shall be distributed to the Lessee; and

(b)           all amounts that are to be applied towards the payment of the Property Cost shall be distributed by the Administrative Agent in accordance with Section 7.2; provided, however, if any such payment relates to the termination of the transaction contemplated hereby or the liquidation or disposition of the Property, such payment shall be distributed as provided in Section 7.5.

SECTION 7.7.   Supplemental Rent.  All payments of Supplemental Rent received by the Administrative Agent (but excluding any amounts payable pursuant to the preceding provisions of this Article VII) shall be paid directly to, and shall be directly enforceable by, the party specified in the applicable Operative Documents.  To the extent any such amount is paid to the Lessor or to the Administrative Agent, the same shall hold it in trust for the intended payee and shall as soon as possible remit the full amount thereof in immediately available funds to such payee.

SECTION 7.8.   Other Payments.

(a)           Any payment received by the Lessor or the Administrative Agent for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Article VII shall be distributed pro rata among the Participants without priority of one over the other, in the proportion that the Participant Balance of each bears to the aggregate of all the Participant Balances; provided, however, if any such payment relates to the termination of the transactions contemplated hereby or the liquidation or disposition of the Property, such payment shall be distributed by the Lessor or the Administrative Agent as provided in Section 7.5.

(b)           Except as otherwise provided in the preceding provisions of this Article VII, all payments received and amounts realized by any Participant under the Lease or otherwise with respect to the Property to the extent received or realized at any time after payment in full of all outstanding Loans, return of Capital and payment in full of all outstanding Lessor Amounts and all other amounts due and owing to the Administrative Agent or the Participants, shall be distributed forthwith by the Administrative Agent to the Lessee.

(c)           Any payment received by any Participant for which provision as to the application thereof is made in an Operative Document but not elsewhere in this Article VII shall be distributed forthwith by such Participant to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

SECTION 7.9.   Order of Application.  To the extent any payment distributed to any Participant pursuant to Section 7.2, 7.4, 7.5 or 7.6 is insufficient to pay in full the Participant Balance of any Participant plus all accrued interest, Return and Yield (as applicable) thereon, then each such payment shall first be applied to accrued interest, Return or Yield and then to outstanding principal on the Loans, outstanding Capital or any outstanding Lessor Amounts, as applicable.

SECTION 7.10.   Payments to Account.  Unless otherwise expressly provided, all payments made pursuant to the Operative Documents shall be made to the Account maintained at the Administrative Agent.

SECTION 7.11.   Pro Rata Treatment.  Except to the extent otherwise provided herein, payment or prepayment of (a) principal of any Loan shall be allocated pro rata among the Lenders, without priority of one over the other, in accordance with their outstanding Participant Balances and (b) Capital on any Purchased Interests shall be allocated pro rata among the Purchasers, without priority of one over the other, in accordance with their outstanding Participant Balances.

SECTION 7.12.   Sharing of Payments.  The Participants agree among themselves that, in the event that a Participant shall obtain payment in respect of any Loan, Capital or Lessor Amount or any other obligation owing to such Participant under the Operative Documents by any means other than the distributions set forth in Sections 7.1 through 7.8 hereof (including, without limitation, through the exercise of a right of setoff, banker’s lien counterclaim, or secured claim), such Participant shall pay over such amount to the Administrative Agent for distribution in accordance with this Article VII.  The Participants further agree among themselves that if any such amount received by a Participant and paid over to the Administrative Agent must be returned by such Participant for any reason, each Participant will return its share of such payment (together with its share of any accrued interest, Return or Yield payable with respect thereto) to the Participant that must return such payment.  Except as otherwise expressly provided herein, if a Participant shall fail to remit to any other Participant an amount payable by such Participant to the other Participant pursuant to the Operative Documents on the date when such amount is due, such payments shall be made together with interest thereon (at no additional expense to the Lessee) from the date such amount is due until the date such amount is paid to such other Participant at a rate per annum equal to the Federal Funds Effective Rate.  If under any applicable bankruptcy, insolvency or other similar law, a Participant receives a secured claim in lieu of a setoff to which this Section 7.12 applies, such Participant shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the other Participant under this Section 7.12 to share in the benefits of any recovery on such secured claim.

ARTICLE VIII

REPRESENTATIONS

SECTION 8.1.   Representations of the Lessee.  In order to induce the Participants and the Administrative Agent to enter into this Participation Agreement and in order to induce the Participants to advance Loans, purchase the Purchased Interests and advance Lessor Amounts as provided for herein, the Lessee makes the following representations and warranties to, and agreements with, the Administrative Agent and each Participant, all of which shall survive the execution and delivery of this Agreement and the Closing Date:

(a)           Due Incorporation, Qualification, etc.  Each of the Lessee and the Lessee’s Material Domestic Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed is reasonably likely to have a Material Adverse Effect.  The Lessee is organized under the laws of the State of Delaware and is a “registered entity” under the laws of the State of Delaware.  The Lessee’s exact name is as set forth in the preamble to this Participation Agreement.  The chief executive office and principal place of business of the Lessee is located at 345 Park Avenue, San Jose, California.

(b)           Authority.  The execution, delivery and performance by the Lessee of each Operative Document executed, or to be executed, by the Lessee and the consummation of the transactions contemplated thereby (i) are within the power of the Lessee and (ii) have been duly authorized by all necessary actions on the part of the Lessee.

(c)           Enforceability.  Each Operative Document executed, or to be executed, by the Lessee has been, or will be, duly executed and delivered by the Lessee and constitutes, or will constitute, a legal, valid and binding obligation of the Lessee, enforceable against the Lessee in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)           Non-Contravention.  The execution and delivery by the Lessee of the Operative Documents executed by the Lessee and the performance and consummation of the transactions contemplated thereby do not (i) violate any Requirement of Law applicable to the Lessee; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of the Lessee required by Regulation S-K to be made part of the Lessee’s public filings; or (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of the Lessee (except such Liens as may be created in favor of the Administrative Agent or the Lessor pursuant to this Participation Agreement or the other Operative Documents).

(e)           Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution and delivery of the Operative Documents executed by the Lessee or the performance or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect and except for the filing of the Operative Documents with the SEC as material agreements of the Lessee, which SEC filing will be made by the Lessee in the ordinary course of its SEC filings, if necessary.

(f)            No Violation or Default.  Neither the Lessee nor any of its Subsidiaries is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default is reasonably likely to have a Material Adverse Effect.  Without limiting the generality of the foregoing, neither the Lessee nor any of its Subsidiaries (i) has violated any Environmental Laws, (ii) has any liability under any Environmental Laws or (iii) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation is reasonably likely to have a Material Adverse Effect.  No Lease Default has occurred and is continuing.

(g)           Litigation.  Except as disclosed in the latest filings by the Lessee with the SEC, no actions (including derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Lessee, threatened against the Lessee or any of its Subsidiaries at law or in equity in any court or before any other Governmental Authority which (i) is reasonably likely (alone or in the aggregate) to have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Lessee of the Operative Documents to which it is a party or the transactions contemplated thereby.

(h)           Title; Possession Under Leases.  The Lessee and its Material Doemstic Subsidiaries own and have good and marketable title, or a valid leasehold interest in, or licenses with respect to, all their respective properties and assets as reflected in the most recent Financial Statements delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective assets and properties acquired by the Lessee and its Material Domestic Subsidiaries since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement).  Such assets and properties are subject to no Lien, except for Permitted Liens.  Each of the Lessee and its Material Domestic Subsidiaries has complied with all material obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under such leases subject only to rights of sublessees of the Lessee or its Material Domestic Subsidiaries.

(i)            Financial Statements.  The Financial Statements of the Lessee and its Subsidiaries which have been made available to the Lessor and the Administrative Agent, (i) are in accordance with the books and records of the Lessee and its Subsidiaries, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP; and (iii) fairly present in all material respects the financial conditions and results of operations of the Lessee and its Subsidiaries as of the date thereof and for the period covered thereby.

(j)            Equity Securities.  All Equity Securities of the Lessee have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law, except where any failure to comply is not reasonably likely to have a Material Adverse Effect.

(k)           No Agreements Regarding Mergers, Etc.  The Lessee does not have any legal obligation, absolute or contingent, to any Person to effect any merger, consolidation or other reorganization of the Lessee (except as permitted by Section 9.2(c)) or to enter into any agreement with respect thereto.

(l)            Employee Benefit Plans.

(i)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the Actual Knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Lessee and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii)           There are no pending or, to the Actual Knowledge of the Lessee, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a

Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii)          (A) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability could, if enforced in accordance with Applicable Law, reasonably be expected to result in a Material Adverse Effect; (B) no Pension Plan has any Unfunded Pension Liability; (C) neither the Lessee nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither the Lessee nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (E) neither the Lessee nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(m)          Other Regulations.  The Lessee is not subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.

(n)           Patent and Other Rights.  The Lessee and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except for those for which the failure to own or possess the right to use could not reasonably be expected to result in a Material Adverse Effect.  To the Actual Knowledge of the Lessee, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Lessee or any Subsidiary infringes upon any rights held by any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed in Schedule 8.1(n), no claim or litigation regarding any of the foregoing is pending or, to the Actual Knowledge of the Lessee, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(o)           Governmental Charges.  The Lessee and its Subsidiaries have filed or caused to be filed all Federal, state and other material tax returns and reports required to be filed (or extensions therefor have been obtained in accordance with applicable Law), and have paid or caused to be paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Lessee or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.

(p)           Margin Stock.  The Lessee owns no Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Lessee, and no proceeds of the Advance will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.

(q)           Subsidiaries, Etc.  As of the Closing Date, the Lessee has no Subsidiaries other than those specifically disclosed in Item 8.1(q) of Schedule IV, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Lessee or a Subsidiary in the amounts specified on Item 8.1(q) of Schedule IV free and clear of all Liens.

(r)            Solvency, Etc.  The Lessee is Solvent and, after the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby, will be Solvent.  The Lessee is not entering into the Operative Documents with the actual intent to hinder, delay or defraud its current or future creditors, and the Lessee does not intend to or believe that it will incur, as a result of entering into this Participation Agreement and the transactions contemplated hereby, debts beyond its ability to repay.  The Lessee is not, as of the date of this Participation Agreement, “insolvent” as that term is defined in 11 U.S.C. § 101(34), and the consummation of the transactions contemplated by this Participation Agreement will not render the Lessee insolvent (giving effect to the fair valuation of its assets) or result in the Lessee having unreasonably small capital for the conduct of its business.

(s)           Catastrophic Events.  Neither the Lessee nor any of its properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that is reasonably likely to have a Material Adverse Effect.  There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which the Lessee is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of the Lessee, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate are reasonably likely to have a Material Adverse Effect.

(t)            Disclosure.  The Lessee has disclosed in filings made in accordance with applicable Securities Laws all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters of which it has Actual Knowledge, that, in each case individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No written report, financial statement, certificate or other information furnished in writing by or on behalf of Lessee to the Administrative Agent or any Participant with respect to the Lessee or its Subsidiaries in connection with the transactions contemplated hereby and the negotiation of this

Participation Agreement or delivered hereunder or under any other Operative Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and other forward-looking statements, the Lessee represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(u)           The Property.  The Property complies in all material respects with all Applicable Law (including, without limitation, all zoning and land use laws and Environmental Laws) and all Insurance Requirements, except for such Applicable Law as the Lessee shall be contesting in good faith by appropriate proceedings that do not involve (i) any material risk of (A) foreclosure, sale, forfeiture or loss of, or imposition of any material Lien on, the Property or any part thereof, (B) the impairment of the ownership, use, operation or maintenance of the Property or (C) any civil liability being incurred by any Participant or the Administrative Agent or (ii) any risk of criminal liability being incurred by any Participant or the Administrative Agent.

(v)           No Proceedings with Respect to Property.  There is no action, suit or proceeding (including any proceeding with respect to a Condemnation or under any Environmental Law) pending or, to the best of its knowledge, threatened with respect to the Lessee, the Land or the Improvements that adversely affects the use, operation, title to or value of the Property.

(w)          Separate Parcel.  Pursuant to that certain Grant Deed executed by the Redevelopment Agency of the City of San Jose and recorded on June 6, 2001, as Document No. 15717130 in the Official Records of the Recorder of Santa Clara County, California, the Land was established as a separate legal parcel.  As a consequence of the establishment of the Land as a separate legal parcel pursuant to said Grant Deed, the Land was established as a separate tax parcel on the rolls of the Santa Clara County Assessor as of July 1, 2002.

(x)            Utilities.  All water, sewer, electric, gas, telephone and drainage facilities and all other utilities required to adequately service the applicable Improvements for the Property’s intended use as a first class office building are available pursuant to adequate permits (including any that may be required under applicable Environmental Laws).

(y)           Access, Rights-of-Way, Etc.  All utilities serving the Property are located in, and vehicular access to the Improvements on the Property is provided by, either irrevocable public rights-of-way abutting the Property or irrevocable, title insured, Appurtenant Rights.

(z)            Necessary Permits.  All Necessary Permits have been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, for any use or operation for which such Necessary Permit is required.

(aa)         [Reserved].

(bb)         Perfection of Liens.  The Security Documents create a valid and enforceable Lien on the Collateral in favor of the Lessor and, upon (i) the recordation of the UCC Financing Statement covering Fixtures on the Land in the real estate records of Santa Clara County, California, (ii) the filing of the UCC Financing Statement covering personal property with the Secretary of State of the State of Delaware and (iii) the recordation of the Lessor Mortgage in the real estate records of Santa Clara County, California, the Lessor will have a first priority perfected Lien on the Collateral.  No filing, recording, registration or notice to any Governmental Authority will be necessary to establish, perfect and give record notice of the Lien on the Collateral in favor of the Lessor except for the filing of the UCC Financing Statements and recordation of the Lessor Mortgage described in the preceding sentence.  There are no fees, taxes, charges or other sums payable to any Governmental Authority with respect to the filing and recordation described in this clause (dd) or the enforcement of any rights or remedies under the documents referred to above, except for customary recording fees.

(cc)         No Transfer Taxes.  No sales, use, excise, transfer or other Tax, fee or imposition shall result from the execution and delivery of the Lease or the conveyance of the interests conveyed thereby.

(dd)         No Casualty.  Except as disclosed in writing by the Lessee to the Administrative Agent, no fire or other casualty with respect to the Property has occurred which fire or other casualty has materially and adversely affected the use, value, operation or useful life of the Property.

(ee)         Insurance.  On and after the Closing Date, the Lessee has obtained or arranged on behalf of the Lessor, insurance coverage covering the Property, which meets the requirements of the Lease, and such coverage is in full force and effect on and after the Closing Date.

(ff)           Flood Hazard Areas.  Except as disclosed by the Survey provided for in Section 6.1(o), no portion of the Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency.

SECTION 8.2.   Warranties and Representations of the Lessor.  The Lessor warrants and represents to the other parties hereto that:

(a)           The Lessor is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, is qualified as of the Closing Date as a foreign corporation in the State in which the Property is located and has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Operative Documents to which it is a party.

(b)           The Operative Documents to which the Lessor is, or will be, a party have been duly authorized by all requisite corporate action, have been duly executed and delivered by the Lessor, and constitute, and each other Operative Document to which Lessor is a party when executed and delivered by Lessor will constitute, the valid and binding obligations of the Lessor enforceable against the Lessor in accordance with the respective terms thereof, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           The Lessor is not in violation of any term of any of the Operative Documents.

(d)           Neither the execution and delivery of the Operative Documents, the consummation of the transactions contemplated thereby nor the fulfillment of or compliance with the provisions thereof will require consent, approval, authorization, filing, registration or qualification under or conflict with or violate any Applicable Law having jurisdiction over the Lessor or any of its property of the Lessor, except as contemplated by the Operative Documents.

(e)           The Lessor has not conveyed any interest in the Collateral, any Property or any part thereof to any Person or subjected the Collateral, any Property or any part thereof to any Lien, except pursuant to the Operative Documents.

(f)            The Lessor’s exact legal name is “SELCO Service Corporation.”  The Lessor is registered to do business in the State of California as “Ohio SELCO Service Corporation.”

(g)           Neither the Lessor nor any Person authorized by the Lessor to act on its behalf has offered or sold any interest in the Lease, or in any similar security relating to the Property, or in any security the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person other than the Administrative Agent and the other Participants, and neither the Lessor nor any Person authorized by the Lessor to act on its behalf will take any action which would subject the issuance or sale of any interest in the Lease or the Property to the provisions of Section 5 of the Securities Act or any state securities laws or require the qualification of any Operative Document under the Trust Indenture Act of 1939, as amended.

(h)           The Lessor is not and will not be funding its Lessor Amounts hereunder, and is not performing its obligations under the Operative Documents, with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or “plan” (as defined in Section 4975(e)(1) of the Code).

(i)            The Lessor is participating in the Transactions for its own account and not with a view toward redistribution; provided, that disposition of its rights hereunder shall remain in its control and the foregoing shall not affect the ability of the Lessor to assign, transfer or sell participations in its rights in accordance with the Operative Documents.

(j)            There are no actions or proceedings pending, or to the knowledge of the Lessor, threatened, against or affecting the Lessor in or before any Governmental Authority which, if adversely determined, would materially and adversely affect the ability of the Lessor to enter into or perform the Operative Documents to which it is a party.

(k)           The Lessor and each corporation consolidated with the Lessor for federal income tax purposes has (a) made or filed all material federal, state and local income tax returns, required by any jurisdiction to which it is subject or properly filed for and received extensions with respect thereto which are still in full force and effect and which have been fully complied with in all material respects, (b) paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been established and (c) to the extent required by GAAP, set aside on their books provisions reasonably adequate for the payment of all estimated taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Notwithstanding the foregoing, the Lessor shall not be deemed to have breached any of its representations contained in this clause (k) unless such breach would have a material adverse effect on the Property, Liens or other rights in the Property.

(l)            As of the Closing Date (i) the fair value of the Property is less than fifty percent (50%) of the fair value of the total assets of the Lessor, excluding the fair value of assets of the Lessor funded with more than 95% non-recourse capital, (ii) no more than 95% of the Property Cost is or will be financed or encumbered by non-recourse capital. Lessor shall from time to time, upon request of the Lessee, confirm the foregoing representations.

As used herein, “fair value” means, with respect to any asset, the amount for which the asset could be bought or sold in a current transaction negotiated at arms length between willing parties without regard to residual value guarantees, remarketing agreements, non-recourse financings, purchase options or other contractual arrangements, whether made by Lessor with Lessee or with other parties, that might otherwise impact the fair value of such assets.  With respect to leveraged leases pursuant to FAS 13, fair value is determined on a gross basis prior to the application of leveraged lease accounting.  With respect to direct financing leases pursuant to FAS 13, fair value is determined as the sum of the fair values of the corresponding finance lease receivables and related unguaranteed residual values.  As used herein, “non-recourse capital” includes non-recourse financing, targeted equity, bank participations or similar arrangements.

SECTION 8.3.   Representations of the Participants.  Each Lender and Purchaser represents and warrants to the other parties hereto that:

(a)           Source of Funds.  Such Participant is not and will not be making its Loans or purchasing its Purchased Interests (as the case may be) hereunder, and is not performing its obligations under the Operative Documents, with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or “plan” (as defined in Section 4975(e)(1) of the Code).

(b)           Status.  Such Participant is a commercial bank, branch or agency of a foreign bank or other similar financial institution, or an Affiliate thereof, or in the case of Adobe Affiliate Systems Incorporated, a corporation duly organized and existing under the laws of its state of incorporation.

(c)           Acquisition for Investment.  Each Participant is participating in the Transactions for its own account and not with a view toward redistribution; provided, that disposition of its rights hereunder shall remain in its control and the foregoing shall not affect the ability of any Participant to assign or sell participations in its rights in accordance with the Operative Documents; and provided, further, that the Purchasers may always make dispositions in accordance with Section 16.15 hereof.

(d)           Lessor Liens.  There are no Lessor Liens attributable to such Participant on Collateral, the Property or any part thereof, and the execution, delivery and performance by such Participant of the Operative Documents to which it is or will be a party will not subject the Collateral, the Property or any part thereof to any Lessor Liens attributable to such Participant.

(e)           Offer of Securities, Etc.  Neither such Participant nor any Person authorized to act on its behalf has, directly or indirectly, offered to sell any of its rights under the Operative Documents or solicited any offer to acquire any rights under the Operative Documents for any Person, except in connection with the transactions contemplated by the Operative Documents or as otherwise expressly permitted therein.

(f)            No Registration.  Such Participant understands and acknowledges that (i) neither the Notes representing the Loans nor the Certificates representing the Purchased Interests have been and the same will not be registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act, (ii) neither the Notes representing the Loans nor the Certificates representing the Purchased Interests have been and the same will not be registered or qualified under securities or “blue sky” laws of any jurisdiction, and (iii) neither the Notes representing the Loans nor the Certificates representing the Purchased Interests may be resold or otherwise transferred except as permitted by Section 12.1 and only if so registered or qualified or if an exemption from registration or qualification is available.  Such Participant will comply with all applicable federal and state securities laws in connection with any subsequent resale of any such notes or certificates held by it.

(g)           Institutional Investor.  Such Participant is a sophisticated institutional investor and is an “accredited investor” as defined in paragraphs (1), (2), (3) or (7) of Rule 501(a) of the Securities Act, and has substantial knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its participation in the transactions under the Operative Documents including, without limitation, its investment in the Notes or the Purchased Interests and is able to bear the economic risk of such investment for an indefinite period of time.  Such Participant has been given all information concerning the transactions under the Operative Documents, the Notes, the Purchased Interests, the Property, the Lessor and the Lessee, as requested by such Participant.

ARTICLE IX

COVENANTS

SECTION 9.1.   Affirmative Covenants.  The Lessee hereby covenants and agrees that on the Closing Date and thereafter for so long as this Participation Agreement is in effect and until such time as all Obligations have been paid in full, the Lessee shall, and shall (except in the case of the covenants set forth in Sections 9.1(a), (b), (c) (n) and (o)) cause each Subsidiary to:

(a)           Financial Statements.  Deliver to the Administrative Agent and each Participant, in form and detail satisfactory to the Administrative Agent:

(i)            as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Lessee, a consolidated balance sheet of the Lessee and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (A) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Participants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (B) an opinion of such Registered Public Accounting Firm independently assessing the Lessee’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses not reasonably expected to result in a misstatement in any financial information delivered or to be delivered to the Administrative Agent or the Participants with respect to covenant compliance calculations, or the assets, liabilities, financial condition or results of operations of the Lessee and its Subsidiaries on a consolidated basis; and

(ii)           as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Lessee, a consolidated balance sheet of the Lessee and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Lessee’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Lessee as fairly presenting the financial condition, results of operations, shareholders’

equity and cash flows of the Lessee and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 9.1(b)(ii), the Lessee shall not be separately required to furnish such information under clause (i) or (ii) above, but the foregoing shall not be in derogation of the obligation of the Lessee to furnish the information and materials described in clauses (i) and (ii) above at the times specified therein.

(b)           Certificates; Other Information.

(i)            Deliver to the Administrative Agent for distribution to each Participant, in form and detail satisfactory to the Administrative Agent and the Lessor:

a.             concurrently with the delivery of the financial statements referred to in Sections 9.1(a)(i) and (ii), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Lessee, together with such supporting information in relation thereto as the Administrative Agent or the Required Participants may request;

b.             promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Lessee, and copies of all annual, regular, periodic and special reports and registration statements which the Lessee may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

c.             promptly, such additional information regarding the business, financial or corporate affairs of the Lessee or any Subsidiary, or compliance with the terms of the Operative Documents, as the Administrative Agent or any Participant may from time to time reasonably request.

(ii)           Documents required to be delivered pursuant to Section 9.1(a)(i) or (ii) or Section 9.1(b)(i)(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lessee posts such documents, or provides a link thereto on the Lessee’s website on the Internet at the website address listed on Schedule II; or (ii) on which such documents are posted on the Lessee’s behalf on an Internet or intranet website, if any, to which each Participant and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  Notwithstanding anything contained herein, in every instance the Lessee shall be required to provide paper copies of the Compliance Certificates required by Section 9.1(b)(i)(a) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Lessee with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(iii)          Lessee hereby acknowledges that (A) the Administrative Agent will make available to the Participants materials and/or information provided by or on behalf of Lessee hereunder (collectively, “Lessee Materials”) by posting the Lessee Materials on IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Participants (each, a “Public Participant”) may have personnel who do not wish to receive material non-public information with respect to Lessee or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities.  Lessee hereby agrees that (1) all Lessee Materials that are to be made available to Public Participants shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Lessee Materials “PUBLIC,” the Lessee shall be deemed to have authorized the Administrative Agent, and the Participants to treat such Lessee Materials as not containing any material non-public information with respect to the Lessee or its respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Lessee Materials constitute Information, they shall be treated as set forth in Section 16.17); (3) all Lessee Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (4) the Administrative Agent shall be entitled to treat any Lessee Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, Lessee shall not be under any obligation to mark any Lessee Materials “PUBLIC.”

(c)           Notices.  Promptly after the Lessee obtains Actual Knowledge thereof, notify the Administrative Agent (which in turn shall notify each Participant):

(i)            of the occurrence of any Default;

(ii)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a Contractual Obligation of the Lessee or any Subsidiary; (B) any dispute, litigation, investigation, proceeding or suspension between the Lessee or any Subsidiary and any Governmental Authority; or (C) the commencement of, or any material development in, any litigation or proceeding affecting the Lessee or any Subsidiary, including pursuant to any applicable Environmental Laws;

(iii)          of the occurrence of any ERISA Event;

(iv)          of any change in accounting policies or financial reporting practices by the Lessee or any Subsidiary that would reasonably be expected to result in a material change in the computation of any financial ratio set forth herein; provided that such disclosure may be made in conjunction with the next ensuing Compliance Certificate delivered hereunder;

(v)           of the determination by the Registered Public Accounting Firm providing the opinion required under Section 9.1(a)(i)(B) (in connection with its preparation of such opinion) or the Lessee’s determination at any time of the occurrence or existence of any Internal Control Event that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Participants, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Lessee and its Subsidiaries on a consolidated basis; and

(vi)          of any announcement by Moody’s or S&P of the commencement of or any change or possible change in a Debt Rating.

Each notice pursuant to this Section 9.1(c) (other than Section 9.1(c)(vi) shall be accompanied by a statement of a Responsible Officer of the Lessee setting forth details of the occurrence referred to therein and stating what action the Lessee has taken and proposes to take with respect thereto.  Each notice pursuant to Section 9.1(c)(i) shall describe with particularity any and all provisions of this Participation Agreement and any other Operative Document that have been breached.

(d)           Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Lessee or such Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless such failure to pay or discharge such Indebtedness would not reasonably be expected to have a Material Adverse Effect.

(e)           Preservation of Existence, Etc.  (i) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 9.2(c) or 9.2(d); (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(f)            Maintenance of Properties.  (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities.

(g)           Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Lessee (other than Eligible Captive Insurance Subsidiaries), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(h)           Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(i)            Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Lessee or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Lessee or such Subsidiary, as the case may be.

(j)            Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent (or, if there exists at such time no Administrative Agent hereunder, of the Participants) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably deemed necessary to carry out the purposes of this Participation Agreement, upon reasonable advance notice to the Lessee; provided, however, that when an Event of Default exists the Administrative Agent or (subject to the limitations of Section 16.16 hereof) any Participant (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Lessee at any time during normal business hours and without advance notice.

(k)           [Reserved].

(l)            Approvals and Authorizations.  Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which the Lessee is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Operative Documents.

(m)          [Reserved].

(n)           Separate Parcel.  Maintain the Land as a separate parcel for all real estate tax and assessment purposes, and no part of the Land shall be aggregated with any other parcel for such purposes.

(o)           Notices In Respect of Ground Lease, Etc.  Furnish to the Administrative Agent and the Lessor, promptly (but in any event within ten (10) days) of the Lessee’s receipt or delivery thereof, copies of any notices and other written communications that the Lessee receives or delivers under, or otherwise in connection with, the Ground Lease and/or any easements, covenants and restrictions, or other agreements recorded against or affecting the ownership, use or occupancy of the Property.

SECTION 9.2.   Negative Covenants.  The Lessee hereby covenants and agrees that on the Closing Date and thereafter for so long as this Participation Agreement is in effect and until such time as all Obligations have been paid in full, the Lessee shall not, nor shall it permit any Subsidiary to, directly or indirectly:

(a)           Liens.  Create, incur, assume or suffer to exist any Lien upon the Property, other than Permitted Property Liens.

(b)           [Reserved].

(c)           Fundamental Changes; Acquisitions.

(i)            Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

a.             any Subsidiary may merge with (i) the Lessee, provided that the Lessee shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries;

b.             any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Lessee or to another Subsidiary; and

c.             the Lessee may merge or consolidate with any other Person or sell all or substantially all of its assets to any Person, provided that:

(A)            in the case of any merger or consolidation, either (1) the Lessee is the surviving corporation or (2) the surviving Person (x) is a solvent Person organized under the laws of a country member to the Organization for Economic Cooperation and Development, or Bermuda, Barbados or the Cayman Islands, and (y) assumes all of the obligations of the Lessee in a manner reasonably acceptable to the Administrative Agent and, if requested by the Administrative Agent, delivers one or more opinions of counsel from counsel reasonably acceptable to the Administrative Agent as to the enforceability of the Obligations against the surviving Person and such other matters as the Administrative Agent may reasonably request;

(B)            in the case of any merger or consolidation, if the Lessee is not the surviving Person, or in the case of a disposition of all or substantially all of the Lessee’s assets, the surviving or acquiring Person, after giving effect to such merger or consolidation or such acquisition of the Lessee’s assets:

(1)            shall have a rating of its unsecured and non-credit enhanced senior obligations of at least “BBB+” from S&P or “Baa1” from Moody’s; provided that if such obligations are not rated by S&P or Moody’s, the Lessee or the surviving or acquiring Person shall have presented evidence reasonably satisfactory to the Administrative Agent that such obligations are rated, pursuant to the internal scoring or rating procedures of an internationally recognized financial institution not an Affiliate of the Lessee, at a level not less than the equivalent of “BBB+” by S&P or “Baa1” by Moody’s; and

(2)            shall present an acceptable exposure to the Administrative Agent, in accordance with the Administrative Agent’s then current guidelines regarding the Administrative Agent’s existing outstanding credits to such surviving or acquiring Person, the industry that constitutes such Person’s primary business activities, and the country(ies) in which such Person conducts its primary business activities, based on the Administrative Agent’s exposures at the time of such merger, consolidation or disposition of assets;

(C)            In each case, no Lease Default has occurred and is continuing at the time of such merger, consolidation or disposition or will occur after giving effect to such merger, consolidation, acquisition or disposition; and

(D)            in each case in which the Lessee is not the surviving Person, the chief executive officer, chief financial officer or treasurer of the surviving Person shall have delivered a Compliance Certificate as of the date of such merger, consolidation or disposition certifying as to the matters in clause (C) above and showing the calculation of the financial ratio set forth in Section 9.3.

(ii)           Enter into or consummate any Acquisitions, provided that the Lessee or its Subsidiaries may enter into or consummate Acquisitions if (A) the Acquired Entity related to any such Acquisition is not engaged in any material line of business that is not the same as or reasonably related to those lines of business conducted by the Lessee and its Subsidiaries on the date such Acquisition is consummated; (B) no Default exists or would result from the consummation of such Acquisition; and (C) other than in conjunction with an Exempt Acquisition, the Lessee shall provide to the Administrative Agent, no later than the date the next ensuing Compliance Certificate is required to be delivered hereunder, such financial and other information regarding the Person who is being so acquired, including historical financial statements (not exceeding the preceding four full fiscal quarter period) and a description of such Person, as the Administrative Agent shall reasonably request.

(d)           Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(i)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)           Dispositions of inventory in the ordinary course of business;

(iii)          Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(iv)          Dispositions of property by any Subsidiary to the Lessee or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Lessee or a Subsidiary Guarantor;

(v)           Dispositions permitted by Section 9.2(c);

(vi)          non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;

(vii)         Dispositions of Investments other than Dispositions prohibited by Section 9.2(c);

(viii)        sales or assignments of defaulted receivables to a collection agency in the ordinary course of business; and

(ix)           other Dispositions by the Lessee and its Subsidiaries not otherwise permitted under this Section 9.2(d), provided that (A) no Default has occurred and is continuing on the date of, or will result after giving effect to, any such Disposition and (B) the aggregate book value of all such Dispositions made during the term of this Participation Agreement does not together exceed the greater of (1) $300,000,000 and (2) 20% of Consolidated Tangible Net Worth determined as of the last day of the most recent fiscal year for which financial statements have been provided hereunder;

provided, however, that any Disposition pursuant to clauses (i) through (ix) shall be for fair market value.

(e)           Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so if there exists or would result therefrom any Default; except as follows:

(i)            The Lessee or any of its Subsidiaries may pay dividends on its capital stock or other Equity Interests payable solely in such Person’s own capital stock or Equity Interests;

(ii)           The Lessee may purchase, redeem, retire, defease or otherwise acquire for value (together, “Repurchase”) its Equity Interests issued to employees of the Lessee or its Subsidiaries in exchange solely for other Equity Interests of the Lessee, provided such Repurchase shall occur pursuant to a Contractual Obligation entered into by the Lessee prior to and not in anticipation of any Default and approved by the Board of Directors of the Lessee;

(iii)          Any Subsidiary of the Lessee may pay dividends to or repurchase its Equity Interests from the Lessee or another wholly-owned Subsidiary;

(iv)          Any Adobe VC Partnership may make ordinary course distributions to its partners in ratable fashion, according to their respective interests; and

(v)           The Lessee may Repurchase its Equity Interests from an employee of the Lessee or its Subsidiaries (A) in an amount equal to any taxes payable by such employee upon the exercise of options to purchase Equity Interests of the Lessee approved by the Board of Directors of the Lessee, or (B) upon termination of such employee’s employment with the Lessee or its Subsidiaries; provided the aggregate cash amount of such Repurchase, together with all other cash Repurchases by the Lessee under this subsection (v), shall not exceed $20,000,000 in the aggregate.

(f)            Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Lessee and its Subsidiaries on the date hereof or any business substantially related or incidental thereto, provided the Lessee may establish and maintain an Eligible Captive Insurance Subsidiary.

(g)           Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Lessee, whether or not in the ordinary course of business, except (i) for agreements with officers and directors of the Lessee or its Subsidiaries for

(A) indemnification or participation under the Lessee’s equity plans or (3) loans to or retention or severance agreements with officers and directors of the Lessee or its Subsidiaries, each as approved by the Board of Directors of the Lessee; (ii) on fair and reasonable terms substantially as favorable to the Lessee or such Subsidiary as would be obtainable by the Lessee or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (iii) loans to Affiliates in which the Lessee or its Subsidiaries have made venture capital Investments, provided the material terms thereof are fair and reasonable as compared with other, similar venture capital Investments; or (iv) in connection with the provision of insurance to the Lessee and its Subsidiaries by an Eligible Captive Insurance Subsidiary as contemplated by Section 9.1(g).

SECTION 9.3.   Financial Covenant.  Until the termination of this Participation Agreement and the satisfaction in full by the Lessee of all Obligations, the Lessee shall not permit its Consolidated Leverage Ratio as of the end of any fiscal quarter (commencing with the fiscal quarter ended December 1, 2006) for any consecutive four-quarter period to be greater than 3.00 to 1.00.

ARTICLE X

GROUND LEASE

SECTION 10.1.   Ground Lease.  The Lessee will, for the benefit of the Lessor, perform all obligations, covenants and agreements to be performed by the Lessor, as tenant, under the Ground Lease, and the Lessor shall have no responsibility for compliance with such obligations, covenants and agreements.  In addition to and not in limitation of any of the Lessee’s other obligations under the Lease, the Lessee shall punctually pay and perform for the benefit of the Lessor all of the obligations and liabilities whatsoever of the Lessor under the Ground Lease, including, without limitation, paying all rent due from time to time under the Ground Lease and indemnifying the Lessor from and against all claims for which the Lessor is liable under the Ground Lease to the landlord thereunder.  The Lessee agrees that it will not take any action, or omit to take any action, that could result in a default under the Ground Lease or the termination of the Ground Lease.

ARTICLE XI

EXTENSION OF LEASE TERM;

SECTION 11.1.   Right of Lessee to Extend.  Lessee shall have the right, so long as no Lease Default shall have then occurred and be continuing (or shall have later occurred prior to the Original Expiration Date), to extend the Scheduled Lease Term Termination Date to March 26, 2017 (the “Renewal Option”).  If the Lessee elects to exercise the Renewal Option, the Lessee shall, not later than the date occurring one-hundred and eighty (180) days prior to March 26, 2012 (the “Original Expiration Date”), give written notice (a “Term Extension Notice”) to the Lessor, the Lenders and the Purchasers that Lessee elects to extend the Scheduled Lease Term Termination Date to March 26, 2017; provided, however, that unless the Lessee has either (i) exercised the option to purchase the Property pursuant to Article XVIII of the Lease or the

Remarketing Option pursuant of Article XX of the Lease, or (ii) delivered a written notice to the Lessor that the Lessee is electing not tot extend the then current Scheduled Lease Term Termination Date, prior to the 180th day prior to the Original Expiration Date, Lessee shall be deemed to have exercised the Renewal Option, whether or not Lessee timely delivers a term Extension Notice as provided above.  The Lessee and the Participants shall enter into such documentation evidencing and memorializing the exercise of the Renewal Option as each such party shall reasonably request.  Such documentation shall, inter alia, contain (A) a recitation that each of the representations and warranties made by the Lessee in or pursuant to the Operative Documents shall be true and correct in all material respects as if made on and as of such date (except to the extent any such representation or warranty specifically relates to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date), (B) satisfactory evidence (which may include legal opinions of counsel satisfactory to Lessor and Administrative Agent) of Lessee’s corporate authorization to enter into the Renewal Option, the continued enforceability of the Operative Documents as so amended and such other matters as Lessor and Administrative Agent shall reasonably request, and (C) any changes to the Maximum Recourse Amount that may be then required by GAAP.

ARTICLE XII

TRANSFERS OF PARTICIPANTS’ INTERESTS

SECTION 12.1.   Assignments by Participants.

(a)           Assignments by Lenders.  Each Lender may, with the prior written consent of the Lessee, the Administrative Agent and the Lessor (which consents shall not be unreasonably withheld, provided, however, that (i) the consent of the Lessee shall not be required if a Lease Default shall have occurred and be continuing and (ii) no such consents shall be required in the case of an assignment by a Lender to another Lender or an Affiliate of a Lender), assign all or a portion of its rights and obligations hereunder to one or more commercial banks, financial institutions or “accredited investors” (as defined in Regulation D of the SEC); provided, that (i) each such assignment shall be of a constant, not varying, percentage of all of the assigning Lender’s rights and obligations under the Operative Documents; and (ii) any such assignment shall be in a minimum aggregate amount of $5,000,000 of the assigning Lender’s Commitment (or the balance of such Commitment, if less).  The Administrative Agent agrees that upon notice of any such assignment and surrender of the appropriate Note or Notes, it will promptly provide to the assigning Lender and to the assignee separate promissory Notes in the amount of their respective interests substantially in the form of the original Note (but with notation thereon that it is given in substitution for and replacement of the original Note or any replacement notes thereof).

(b)           Assignments by Purchasers.  Each Purchaser may assign all or a portion of its rights and obligations hereunder to one or more commercial banks, financial institutions or “accredited investors” (as defined in Regulation D of the SEC); provided, that (i) each such assignment shall be of a constant, not varying, percentage of all of the assigning Purchaser’s rights and obligations under the Operative Documents; and (ii) any such assignment shall be in a minimum aggregate amount of $5,000,000 of the assigning Purchaser’s Commitment (or the balance of such Commitment, if less) pursuant to an assignment agreement in form and substance reasonably satisfactory to the Administrative Agent.  Upon surrender of any Certificate to the Administrative Agent for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the Purchaser of such Certificate or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Certificate or part thereof), the Lessor shall execute and deliver, at the Lessor’s expense (except as provided below), one or more new Certificates (as requested by the Purchaser thereof) in exchange therefor, in an aggregate principal amount equal to the Purchaser Balance of the surrendered Certificate.  Each such new Certificate shall name such new Person as such Purchaser may request and shall be substantially in the form of the Certificate originally issued hereunder or under any Receivables Purchase Agreement.  The Lessor may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Purchased Interests.  Certificates shall not be transferred in denominations of less than $5,000,000, provided that if necessary to enable the registration of transfer by a Purchaser of its entire Purchased Interest, one Certificate may be in a denomination of less than $5,000,000.

(c)           Assignments by Lessor.  The Lessor may, with the prior written consent of the Lessee and the Administrative Agent (which consents shall not be unreasonably withheld; provided, however, that the consent of the Lessee shall not be required if any Lease Default shall have occurred and be continuing) assign all of its rights and obligations hereunder to any other Person pursuant to an assignment agreement in form and substance reasonably satisfactory to the Lessee and the Administrative Agent (provided, that Lessee’s approval shall not be required if a Lease Default shall have occurred and be continuing), which assignment agreement shall, in the case of any assignment of less than all outstanding Lessor Amounts, include such agency provisions as the original Lessor may deem necessary or appropriate.  The Lessor shall make such filings and give such notices as shall be necessary to evidence such assignment in all public offices where filings have been made under the Operative Documents, and the Lessee and the Administrative Agent shall cooperate with the Lessor in effecting such filings and notices.  In connection with any assignment pursuant to this Section 12.1(c), the Lessee and the Administrative Agent will, promptly upon the request of the Lessor, execute and deliver an acknowledgment of such assignment and the succession of the transferee to all rights and obligations of the transferor Lessor under the Operative Documents in such form as the transferee may reasonably request in connection with an assignment pursuant to this Section 12.1(c).

(d)           Effectiveness of Assignments.  Upon (i) the delivery to the Lessee, the Lessor and the Administrative Agent of an assignment agreement in accordance with this Section 12.1, (ii) the receipt of any applicable consents required hereunder in connection therewith and (iii) in the case of any assignment by a Lender, the payment by the assignor or assignee Participant to the Administrative Agent for its own account of a transfer fee of $5,000, then, from and after the effective date specified in such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Participant under this Participation Agreement and the other Operative Documents and become a “Purchaser,” “Lender” or “Lessor” (as applicable) for all purposes of the Operative Documents and the assigning Participant shall, to the extent of the interest assigned by such Assignment Agreement release and be released from its rights and obligations under this Participation Agreement and the other Operative Documents.

SECTION 12.2.   Participations.  Any Participant may, at any time, sell to one or more financial institutions (each, a “Sub-Participant”) participating interests in all or a portion of its rights and obligations under the Operative Documents, its Loans, its Purchased Interests or its Lessor Amounts; provided, however, that (a) no participation contemplated in this Section 12.2 shall relieve the applicable Participant from any of its obligations hereunder or under the other Operative Documents; (b) the Participant shall remain solely responsible for the performance of its obligations hereunder and under the other Operative Documents; (c) the Lessee and the other parties hereto shall continue to deal solely and directly with the Participant in connection with their respective obligations hereunder and under the other Operative Documents; (d) no Sub-Participant (unless such Sub-Participant is also a Participant) shall be entitled to require the Participant to take or refrain from taking any action hereunder or under the other Operative Documents, except that such Participant may agree with any Sub-Participant that such Participant will not, without the Sub-Participant’s consent, take any actions of the type described in Section 16.5(b) or agree to any amendment, waiver or modification that would (A) reduce (i) the principal amount of any Loan, (ii) the amount of Capital or (iii) the amount of any Lessor Amount participated in by such Sub-Participant, or reduce the interest rate, Return or Yield Rate applicable to or fees payable in respect of, any such Loan, Purchased Interests or Lessor Amount or (B) extend the Scheduled Lease Term Termination Date (except as otherwise provided herein); and (e) the Lessee shall not be required to pay any amount under this Participation Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold.

SECTION 12.3.   Pledge Under Regulation A.  Anything in this Article XII to the contrary notwithstanding, each Participant may without the consent of the Lessee or any other Person assign and pledge all or any portion of its Loans, Purchased Interests or Lessor Amounts, as applicable, held by it to any Federal Reserve Bank or to the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by the Federal Reserve System and/or the Federal Reserve Bank or otherwise.

SECTION 12.4.   Acknowledgment of Assignment of Lease and Rent.  Lessee hereby acknowledges that the right of the Lessor to receive Rent and certain other rights under the Lease (other than the right to receive certain Excepted Payments) will be transferred by the Lessor to the Administrative Agent (for further distribution to the Purchasers and the Lenders as their interests may appear under the Operative Documents) pursuant to the Assignment of Lease and Rent; provided, however, that all Basic Rent and Supplemental Rent (other than Supplemental Rent in respect of Contingent Payments) shall be paid to the Administrative Agent for distribution as set forth in Article VII.

ARTICLE XIII

INDEMNIFICATION

SECTION 13.1.   General Indemnification.

(a)           Lease Term.  During the Lease Term, the Lessee shall assume liability for, and indemnify, protect, defend, save and keep harmless each Indemnitee, on an After Tax Basis, from and against, any and all Claims arising during the Lease Term or thereafter that may be imposed on, incurred by or asserted against such Indemnitee (whether because of action or omission by such Indemnitee or otherwise), whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person, in any way relating to or arising in whole or in part out of (or alleged to in any way relate to or arise in whole or in part out of):

(i)            any agreement for the purchase or ground lease of the Land (including the Ground Lease), or the assignment to the Lessor of any such purchase agreement or ground lease, any other document, instrument or agreement relating thereto or any of the transactions contemplated by any of the foregoing;

(ii)           any of the Operative Documents or any of the transactions contemplated thereby, and any amendment, modification or waiver in respect thereof;

(iii)          the Property or any part thereof or interest therein;

(iv)          the purchase, design, construction, preparation, installation, inspection, delivery, nondelivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to Section 16.2(c) or 16.2(e) of the Lease or any sale pursuant to Article XV, XVIII or XX of the Lease), return or other disposition of all or any part or any interest in the Property or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including, without limitation:  (A) Claims or penalties arising from any violation of law or in tort (on the basis of strict liability or otherwise), (B) latent or other defects, whether or not discoverable, (C) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to any of the Property, (D) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to the Property or any part thereof, (E) any Claim for patent, trademark or copyright infringement, and (F) Claims arising from any public improvements with respect to the Property resulting in any change or special assessments being levied against the Property or any plans to widen, modify or realign any street or highway adjacent to the Property, or any Claim for utility “tap-in” fees;

(v)           the breach or alleged breach by the Lessee of any covenant, representation or warranty made by it in any Operative Document or any certificate required to be delivered by any Operative Document;

(vi)          the retaining or employment of any broker, finder or financial advisor by the Lessee to act on its behalf in connection with this Participation Agreement or any other Operative Document or pursuant to the acquisition of the Property or any part thereof pursuant to this Participation Agreement;

(vii)         the existence of any Lien on or with respect to the Property, the Improvements, any Basic Rent or Supplemental Rent, title thereto, or any interest therein including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Property or by reason of labor or materials furnished or claimed to have been furnished to the Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by the Lessee or Modifications constructed by the Lessee, except Lessor Liens and Liens in favor of the Lessor and/or the Participants; or

(viii)        the transactions contemplated by the Lease or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code.

(b)           Exclusions from General Indemnity.  Notwithstanding the provisions of clause (a) of this Section 13.1, the Lessee shall not be required to indemnify any Indemnitee under this Section 13.1 for any of the following:  (i) any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnitee (it being understood that the Lessee shall be required to indemnify an Indemnitee even if the ordinary (but not gross) negligence of such Indemnitee caused or contributed to such Claim), (ii) any Claim resulting from Lessor Liens that the applicable Indemnitee is responsible for discharging under the Operative Documents, (iii) any Claim to the extent attributable to such Indemnitee’s breach of any of its covenants or obligations under the Operative Documents, (iv) any Claim to the extent attributable to acts, circumstances or events occurring or existing solely after (1) the Expiration Date and (2) the return or remarketing of the Property in full compliance with all of the requirements of the Operative Documents, so long as no Lease Event of Default has occurred and is continuing, and (v) any Claim arising from a breach by such Indemnitee of any agreement entered into in connection with the assignment or participation of any Loan, Purchased Interest or Lessor Amount.  It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

(c)           No Guaranty of Residual Value.  Without limiting the express rights of the Indemnitees under this Section 13.1, this Section 13.1 shall be construed as an indemnity only and not a guaranty of the residual value of the Property or as a guarantee of the Loans, Purchased Interests or Lessor Amounts.

SECTION 13.2.   End of Term Indemnity.

(a)           If the Lessee elects the Remarketing Option and there would, after giving effect to the proposed remarketing transactions, be a Shortfall Amount, then prior to the Expiration Date and as a condition to the Lessee’s right to complete the remarketing of the Property pursuant to Section 20.1 of the Lease, the Lessee shall cause to be delivered to the Lessor at least thirty (30) days prior to the Expiration Date, at the Lessee’s sole cost and expense, a report from the Appraiser in form and substance satisfactory to the Lessor (the “End of the Term Report”) which shall state the Appraiser’s conclusions as to the reason for any decline in the Fair Market Sales Value of the Property from the Property Cost.

(b)           If the Lessee elects the Remarketing Option, then on or prior to the Expiration Date, the Lessee shall pay to the Lessor, for distribution in accordance with Section 7.4, an amount (not to exceed the Shortfall Amount) equal to the portion of the Shortfall Amount that the End of the Term Report demonstrates was the result of a decline in the Fair Market Sales Value of the Property due to:

(i)            extraordinary use, failure to use, use contrary to the limitations imposed by the Lease or the intended purposes as contemplated by Section 8.2 of the Lease; or any failure to maintain, to repair, to restore, to rebuild or to replace the Property as required under the Lease; or any failure of the Property to be in compliance with all Applicable Laws, or

(ii)           any Modification made to, or any rebuilding of, the Property or any part thereof by the or any Sublessee, whether or not permitted pursuant to the Operating Documents, or

(iii)          the existence of any Hazardous Activity, Hazardous Materials or Environmental Violations, the indemnity for which shall not exceed the cost of the remediation thereof, or

(iv)          any grant, release, dedication, transfer, annexation or amendment made pursuant to Section 12.2 of the Lease, or

(v)           any restoration or rebuilding carried out by the Lessee or any sublessee; or the removal of Modifications or fixtures pursuant to the last paragraph of Section 10.1 of the Lease, or

(vi)          any Condemnation of any portion of the Property, or

(vii)         the failure of the Lessor to have good and marketable title to the Property free and clear of all Liens (other than Permitted Property Liens of the type described in clauses (a), (b), (g), or (h) of the definition thereof), or

(viii)        the existence of any sublease relating to the Property.

(c)           In addition to the foregoing and not in limitation of the other provisions hereof, including the provisions of this Article XIII, in the event that all of the structural

Modifications, restoration and rebuilding of the Property, if any, pursuant to Section 10.1 and 14.1 (as the case may be) of the Lease shall not have been completed in accordance with the provisions of such Section(s) prior to the Expiration Date, then the report from the Appraiser shall state the Appraiser’s opinion as to the amount determined by subtracting the Fair Market Sales Value of the Property given the state and condition of non-completion of such structural Modifications, restoration and rebuilding of the Property; and giving effect to scheduled and funded construction to the Expiration Date from the Appraiser’s determination of the Fair Market Sales Value of the Property as if such structural Modifications, restoration and rebuilding had been completed (such difference in amount being referred to herein as the “Property Completion Differential”), and the Lessee shall on the Expiration Date pay to the Lessor the amount of the Property Completion Differential for the Property; provided, however, that the foregoing shall in no event exceed the Shortfall Amount.

SECTION 13.3.   Environmental Indemnity.  Without limitation of the other provisions of this Article XIII, the Lessee hereby agrees (at all times, including without limitation, whether or not the Lease Term shall have commenced) to indemnify, hold harmless and defend each Indemnitee from and against any and all Claims (including, without limitation, third party claims for personal injury or real or personal property damage), losses (including, but not limited to, to the extent the Property Cost has not been fully paid, any loss of value of the Property related thereto), damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including, but not limited to, reasonable and documented attorneys’ and/or paralegals’ fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, in any way relating to or arising in whole or in part, out of (or alleged to in any way relate to or arise in whole or in part out of):

(a)           the presence on or under any of the Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under, from or onto any of the Property;

(b)           any activity, including, without limitation, construction, carried on or undertaken on or off any of the Property, and whether by the Lessee or any predecessor in title or any employees, agents, contractors or subcontractors of the Lessee or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under any of the Property;

(c)           loss of or damage to any property or the environment (including, without limitation, clean-up costs, response costs, remediation and removal costs, costs of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws arising from the Property or related thereto;

(d)           any Claim concerning lack of compliance with Environmental Laws at the Property, or any act or omission causing an Environmental Violation that requires remediation or would allow any Governmental Authority to record a Lien on the land records of the Property; or

(e)           any residual contamination on or under any of the Land, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials on or relating to the Land, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances, provided, however, that the Lessee shall not be required to indemnify any Indemnitee under this Section 13.3 for (i) any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnitee (it being understood that the Lessee shall be required to indemnify an Indemnitee even if the ordinary (but not gross) negligence of such Indemnitee caused or contributed to such Claim) or (ii) any Claim to the extent attributable solely to acts, circumstances or events occurring after (1) the expiration of the Lease Term and (2) the return or remarketing of the Property in full compliance with the provisions of the Operative Documents, so long as no Lease Default or Lease Event of Default has occurred.  It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

SECTION 13.4.   Proceedings in Respect of Claims.  With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 13.1 or 13.3, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as the Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Lessee of the commencement thereof, (but the failure to effect such notification shall not affect any debt, duty or obligation of Lessee hereunder except to the extent that the Lessee has been effectively precluded from contesting such action, suit or proceeding as a result of such failure), and the Lessee shall be entitled, at the Lessee’s expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding, and, the Lessee shall keep such Indemnitee fully apprised of the status of such action, suit or proceeding and shall provide such Indemnitee with all material information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request, and provided, further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that (i) in the reasonable opinion of such Indemnitee (A) such action, suit or proceeding involves any risk of imposition of criminal liability or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Property Lien of the type described in clause (a), (b) or (h) of the definition thereof) on the Property or any part thereof or (B) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (ii) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or (iii) any Lease Event of Default has occurred and is continuing.  The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing; the fees and expenses of any such counsel shall be for the applicable Indemnitee’s account except to the extent that representation of such Indemnitee and of the Lessee by the same counsel is inappropriate due to actual or potential conflicts of interest between them.  The Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.3 without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld in the case of a money settlement not involving an admission of liability of such Indemnitee.

Each Indemnitee shall at the expense of the Lessee supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1 or 13.3.  Unless a Lease Default or Lease Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim that is entitled to be indemnified under Section 13.1 or 13.3 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1 or 13.3 with respect to such Claim.

Upon payment in full of any Claim by the Lessee pursuant to Section 13.1 or 13.3 to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and, at the Lessee’s sole cost and expense, such Indemnitee shall execute such instruments of assignment and conveyance, and evidence of claims and payment as may reasonably be necessary to preserve any such subrogation claims.

Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.3 shall be paid to such Indemnitee promptly upon receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

SECTION 13.5.   General Tax Indemnity.

(a)           Indemnification.  The Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Property and all Tax Indemnitees, and hold them harmless against, all Impositions on an After Tax Basis.  The determination of all Impositions to be paid or indemnified against by the Lessee on an After Tax Basis shall be made (in good faith) by the Tax Indemnitee.  Such determination shall state with reasonable clarity and detail the basis for such determination and shall, absent manifest error, be final and conclusive and binding on the Lessee.

(b)           Contests.  If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Imposition as to which the Lessee may have an indemnity obligation pursuant to this Section 13.5, or if any Tax Indemnitee shall determine that any Imposition to which the Lessee may have an indemnity obligation pursuant to this Section 13.5 may be payable, such Tax Indemnitee shall within thirty (30) days notify the Lessee in writing (provided, that failure to so notify the Lessee within thirty (30) days shall not alter such Tax Indemnitee’s rights under this Section 13.5 except to the extent such failure precludes the ability to conduct a contest of any Impositions) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for thirty (30) days after the receipt of such notice by the Lessee; provided, however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by Applicable Law to take action prior to the end of such thirty (30) day period, such Tax Indemnitee shall in such notice to the Lessee, so inform the Lessee, and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for ten (10) days after the receipt of such notice by the Lessee unless such Tax Indemnitee shall be required by Applicable Law or regulation to take action prior to the end of such ten (10) day period, provided, further, however, that the failure of the Tax Indemnitee to give notice referred to in this sentence shall not diminish Lessee’s obligations hereunder except to the extent that such failure precludes Lessee from contesting such claim.

The Lessee shall be entitled for a period of thirty (30) days from receipt of such notice from such Tax Indemnitee (or such shorter period as such Tax Indemnitee has notified the Lessee is required by Applicable Law for such Tax Indemnitee to commence such contest) to request in writing that such Tax Indemnitee contest the imposition of such Tax, at the Lessee’s sole cost and expense.  If (i) such contest can be pursued in the name of the Lessee and independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee, (ii) such contest must be pursued in the name of such Tax Indemnitee, but can be pursued independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee or (iii) such Tax Indemnitee so requests, then the Lessee shall be permitted to control the contest of such claim, provided, that in the case of a contest described in clause (ii), if such Tax Indemnitee reasonably determines that such contest by the Lessee could have an adverse impact on the business or operations of such Tax Indemnitee, such Tax Indemnitee may elect to control or reassert control of the contest, and provided, that by taking control of the contest, the Lessee acknowledges that it is responsible for the Imposition ultimately determined to be due by reason of such claim.  In all other claims requested to be contested by the Lessee, such Tax Indemnitee shall control the contest of such claim, acting through counsel reasonably acceptable to the Lessee.  In no event shall the Lessee be permitted to contest (or such Tax Indemnitee required to contest) any claim (A) if such Tax Indemnitee provides the Lessee with a legal opinion of counsel reasonably acceptable to the Lessee that such action, suit or proceeding involves a risk of imposition of criminal liability or could involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Property Lien of the type described in clause (a), (b), (g) or (h) of the definition thereof) on the

Property or any part of any thereof unless the Lessee shall have posted and maintained a bond or other security satisfactory to the relevant Tax Indemnitee in respect to such risk, (B) if a Lease Event of Default has occurred and is continuing unless the Lessee shall have posted and maintained a bond or other security satisfactory to the relevant Tax Indemnitee in its sole discretion in respect of the Taxes subject to such claim and any and all expenses for which the Lessee is responsible hereunder reasonably foreseeable in connection with the contest of such claim, (C) unless the Lessee shall have agreed to pay and shall pay, to such Tax Indemnitee on demand all reasonable out-of-pocket costs, losses and expenses that such Tax Indemnitee may incur in connection with contesting such Imposition including all reasonable legal, accounting and investigatory fees and disbursements, or (D) if such contest shall involve the payment of the Tax prior to the contest, unless the Lessee shall provide to such Tax Indemnitee an interest-free advance in an amount equal to the Imposition that the Tax Indemnitee is required to pay (with no additional net after-tax costs to such Tax Indemnitee).  In addition, for Tax Indemnitee controlled contests and claims contested in the name of such Tax Indemnitee in a public forum, no contest shall be required unless:  (A) the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Tax Indemnitee with respect to any period for which the Lessee may be liable to pay an indemnity under this Section 13.5(b)) exceeds $50,000, (B) if requested by such Tax Indemnitee, the Lessee shall have provided to such Tax Indemnitee an opinion of counsel selected by the Lessee (except, in the case of income taxes indemnified hereunder, in which case such opinion shall be an opinion of independent tax counsel selected by such Tax Indemnitee and reasonably acceptable to the Lessee) that a reasonable basis exists to contest such claim (or, in the case of an appeal of an adverse determination, an opinion of such counsel to the effect that there is substantial authority for the position asserted in such appeal) and (C) Lessee shall have acknowledged in writing to the Tax Indemnitee its obligation to pay the costs and expenses thereof and to indemnify such Tax Indemnitee pursuant to this Section 13.5 for the Taxes subject to the proposed contest, if such contest is unsuccessful.  In no event shall a Tax Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.  In addition, a Tax Indemnitee shall not be required to contest any claim in its name (or that of an Affiliate) if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely by a court of competent jurisdiction pursuant to the contest provisions of this Section 13.5(b), unless there shall have been a Change in Law and the Tax Indemnitee shall have received, at the Lessee’s expense, an opinion of independent tax counsel selected by the Lessee and reasonably acceptable to the Tax Indemnitee stating that, as a result of such Change in Law, it is more likely than not that the Tax Indemnitee will prevail in such contest.

The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Taxes, provided, however, that the decisions regarding what actions to be taken shall be made by the controlling party in its sole judgment.  In addition, the controlling party shall keep the non-controlling party reasonably informed as to the progress of the contest, and shall provide the non-controlling party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.

Each Tax Indemnitee shall, at the Lessee’s sole cost and expense, supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 13.5(b); provided, however, that such Tax Indemnitee shall not be required to provide to the Lessee copies of (i) any information, documentation or materials that it reasonably deems to be confidential or proprietary or (ii) its tax returns or any other information, documentation or materials in respect of such Tax Indemnitee’s financial position.  Notwithstanding anything in this Section 13.5(b) to the contrary, no Tax Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse ruling with respect to any claim which is entitled to be indemnified under this Section 13.5 (and with respect to which contest is required under this Section 13.5(b)) without the prior written consent of the Lessee, unless such Tax Indemnitee waives its right to be indemnified under this Section 13.5 with respect to such claim.  No settlement of any contest may be made by the Lessee without the Tax Indemnitee’s written consent (which consent shall not be unreasonably withheld).

Notwithstanding anything contained herein to the contrary, a Tax Indemnitee will not be required to contest (and the Lessee shall not be permitted to contest) a claim with respect to the imposition of any Tax if such Tax Indemnitee shall waive its right to indemnification under this Section 13.5 with respect to such claim (and any claim with respect to such year or any other taxable year the contest of which is materially adversely affected as a result of such waiver).

(c)           Payments.  Any Imposition indemnifiable under this Section 13.5 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted.  If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to Section 13.5 shall be paid within twenty (20) days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but in no event shall the Lessee be required to pay such reimbursement prior to fifteen (15) days before the date that the relevant Taxes are due.  Any payments made pursuant to this Section 13.5 shall be made directly to such Tax Indemnitee entitled thereto or the Lessee, as the case may be, in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in Schedule II hereto.  Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

(d)           Reports.  In the case of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 13.5 and of which the Lessee has knowledge, the Lessee shall promptly notify such Tax Indemnitee of such requirement and, at the Lessee’s expense  (i) if the Lessee is permitted (unless otherwise requested by such Tax Indemnitee) by Applicable Law, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Tax Indemnitee, advise such Tax Indemnitee of such fact, prepare such return, statement or report for filing by such Tax Indemnitee in such manner as shall be satisfactory to such Tax Indemnitee and send the same to such Tax Indemnitee for filing no later than fifteen (15) days prior to the due date thereof.  In any case in which such Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is reasonably necessary to allow such Tax Indemnitee to timely file such report, return or statement.

(e)           Tax Ownership.  Each Tax Indemnitee represents and warrants that, except as required by a Governmental Authority, it will not, prior to the termination of the Lease, claim ownership of (or any tax benefits, including depreciation, with respect to) the Property for any income tax purposes, it being understood that the Lessee is and will remain the owner of the Property for such income tax purposes until the termination of the Lease.  The Lessee represents and warrants to each Indemnitee that, for tax purposes, the Lessee will report for the transactions contemplated by the Operative Documents as indebtedness of the Lessee from the Lessor maturing on the Expiration Date and bearing interest at a rate equivalent to the interest on the Loans, Return on Capital and Yield on the Lessor Amounts.  Without limiting any other indemnification obligation of the Lessee under any of the Operative Documents, the Lessee indemnifies and holds harmless, on an After Tax Basis, the Lessor, the Purchasers and the Lenders from any and all loss, cost, expense or damages suffered or incurred by reason of the Lease not being treated as indebtedness of the Lessee for purposes of federal income taxation; provided, however, that (i)  Purchasers and the Lenders shall promptly notify Lessee of any claim asserted by any Governmental Authority with respect to the Purchasers or the Lenders or any proceeding commenced against a Purchaser or a Lender pursuant to which such Governmental Authority contends that the Lease should not be treated as such indebtedness of the Lessee for purposes of federal income taxation, (ii) the Lessee shall have the right to consult with the Purchasers or the Lenders with respect to the contest of such claim or proceeding for federal income tax purposes, regardless of the amount, if any, potentially in controversy, provided, however, that the Purchasers or the Lenders shall retain the right to settle or resolve the claim or proceeding in its exclusive discretion, and (iii) the foregoing indemnification obligation of the Lessee shall be determined on the basis of the excess, if any, of the aggregate loss, cost, expense or damage suffered or incurred by the Purchasers or the Lenders if the Lease is not treated as indebtedness of the Lessee for federal income tax purposes (including any costs incurred in contesting such dispute) over the amount of any such aggregate loss, cost, expense or damage (including federal income tax) that would have been suffered or incurred by the Purchasers or the Lenders if the Lease were treated as indebtedness of the Lessee, taking into account the actual utilization by the Purchasers or the Lenders, as applicable, of any deduction or credits (it being understood that the Purchasers and the Lenders are not expected to be able to utilize such deductions or credits).

(f)            Disclosure.  The parties agree that, notwithstanding any contrary implication in any of the Operative Documents, any party to this Participation Agreement (and each employee, representative or other agent of such party) may disclose the tax aspects of the transactions contemplated by the Participation Agreement and the structural aspects of these transactions as they relate to such tax aspects without limitation of any kind on such disclosure.

(g)           Separate Agreement.  It is expressly understood and agreed that the indemnity provided for in this Section 13.5 shall survive expiration or termination of, and shall be separate and independent from any remedy under, any Operative Document.

SECTION 13.6.   Indemnity Payments in Addition to Lease Obligations.  The Lessee acknowledges and agrees that the Lessee’s obligations to make indemnity payments under this Article XIII are separate from, in addition to, and do not reduce, the Lessee’s obligation to pay under the Lease that portion of the Property Cost constituting the Maximum Recourse Amount.

SECTION 13.7.   Illegality.  If, after the date of this Participation Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Participant to make or maintain any Loan, Purchased Interest or Lessor Amount as a LIBOR Loans/Capital/Lessor Amount, such Participant shall immediately notify the Administrative Agent and the Lessee of such Change of Law.  Upon receipt of such notice, (i) the Lessee’ s right to request the making of, conversion to or a new Basic Rent Period for LIBOR Loans/Capital/Lessor Amounts shall be terminated, and the Lessee shall, at the request of the such Participant, (A) convert any outstanding LIBOR Loans/Capital/Lessor Amounts into Base Rate Loans/Capital/Lessor Amounts at the end of the current Basic Rent Period for such LIBOR Loans/Capital/Lessor Amounts or (B) immediately convert any such LIBOR Loans/Capital/Lessor Amounts if the Participant shall notify the Lessee that it may not lawfully continue to fund and maintain such LIBOR Loans/Capital/Lessor Amounts.  Any conversion of LIBOR Loans/Capital/Lessor Amounts made pursuant to the preceding sentence prior to the last day of the Basic Rent Period for such LIBOR Loans/Capital/Lessor Amounts shall be deemed a prepayment thereof for purposes of Section 13.10. After such Participant notifies the Administrative Agent and the Lessee of such a Change of Law and until such Participant notifies the Administrative Agent and the Lessee that it is no longer unlawful or impossible for such Person to make or maintain a Loan, Purchased Interest or Lessor Amount, all Loans, Capital or Lessor Amounts, as applicable, of such Person shall be Base Rate Loans/Capital/Lessor Amounts.

SECTION 13.8.   Inability to Determine Rates.  If, on or before the first day of any Basic Rent Period for any Loan, Purchased Interest or Lessor Amount, (i) any Participant shall advise the Administrative Agent that the BBA LIBO Rate for such Basic Rent Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) the Lessor or Required Participants shall advise the Administrative Agent that the rate of interest for such Loan, the rate of Return for such Purchased Interests or the Yield for such Lessor Amount does not adequately and fairly reflect the cost to such Participant of making or maintaining such Loan, Purchased Interest or Lessor Amount, the Administrative Agent shall immediately give notice of such condition to the Lessee, the Lessor and the other Participants.  After the giving of any such notice and until the Administrative Agent shall otherwise notify the Lessee that the circumstances giving rise to such condition no longer exist, the Lessee’s right to request the making of, conversion to or a new

Basic Rent Period for LIBOR Loans/Capital/Lessor Amounts shall be suspended.  Any LIBOR Loans/Capital/Lessor Amounts outstanding at the commencement of any such suspension shall begin to bear interest, Return or Yield, as applicable, by reference to the Base Rate on the last day of the then current Basic Rent Period, and shall be deemed to be converted at the end of the then current Basic Rent Period for such LIBOR Loans/Capital/Lessor Amounts into Base Rate Loans/Capital/Lessor Amounts, unless such suspension has then ended.

SECTION 13.9.   Increased Costs.  If, after the date of this Participation Agreement, any Change of Law:

(a)           Shall subject any Affected Party to any tax, duty or other charge with respect to any Loan, Purchased Interests or Lessor Amount, or shall change the basis of taxation of payments by the Lessee or the Lessor to any Affected Party under any Operative Document (except for changes in the rate of taxation on the overall net income of any Affected Party imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or

(b)           Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the BBA LIBO Rate for any Loans, Purchased Interests or Lessor Amounts), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Affected Party; or

(c)           Shall impose on any Affected Party any other condition;

and the effect of any of the foregoing is to increase the cost to such Affected Party of making, renewing, or maintaining its Commitment, any Loan, Purchased Interests or Lessor Amount (or any commitment to provide the same, or to provide liquidity or other fundings in respect thereof) or to reduce any amount receivable by such Affected Party hereunder or under any Operative Document; then the Lessee shall from time to time, within five (5) Business Days after demand by such Affected Party, pay to such Affected Party additional amounts sufficient to reimburse such Affected Party for such increased costs or to compensate such Affected Party for such reduced amounts; provided, however, that the Lessee shall have no obligation to make any payment to any demanding party under this Section 13.9 on account of any such increased costs or reduced amounts unless the Lessee receives notice of such increased costs or reduced amounts from the demanding party within six (6) months after they are incurred or realized. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Affected Party to the Lessee shall constitute prima facie evidence of such costs or amounts.  The obligations of the Lessee under this Section 13.9 shall survive the termination of this Participation Agreement and the other Operative Documents and the payment of the Loans, Purchased Interests, Lessor Amounts and all other amounts payable under the Operative Documents.

SECTION 13.10.   Funding Losses.  The Lessee agrees that it shall, within five (5) Business Days after demand by any Affected Party, reimburse such Affected Party for and hold such Affected Party harmless (on an After Tax Basis) from all losses, costs and expenses (but excluding any loss of anticipated profit) that such Affected Party may sustain or incur (other than through such Person’s own gross negligence or willful misconduct) as a consequence of (a) the Lessee’s payment of Rent other than on a Rent Payment Date (except for Rent not due on a Rent Payment Date), (b) any Advance not being made on the date specified therefor in the applicable Funding Request (other than, if such Affected Party is a Participant, as a result of a breach by such Participant of its obligation under Section 3.1, 3.2 or 3.3, as the case may be, to make Advances or Lessor Amounts available to the Lessor), (c) the Lessee’s payment of the Property Cost or any portion thereof (including any payment of Maximum Recourse Amount or Purchase Price) on any date other than a Rent Payment Date, or (d) any conversion of LIBOR Loans/Capital/Lessor Amounts in accordance with Section 13.7 or 13.8 on a day other than a Rent Payment Date; provided, however, that the Lessee shall have no obligation to make any payment to any demanding party under this Section 13.10 on account of any such costs or losses unless the Lessee receives notice of such costs or losses from the demanding party within six (6) months after they are incurred or realized.  The Lessee understands that such costs and losses may include, without limitation, losses incurred by an Affected Party as a result of funding, hedging and other contracts entered into by such Affected Party to fund a Loan, Purchased Interests or Lessor Amount.  Each Affected Party demanding payment under this Section 13.10 shall deliver to the Lessee, with a copy to the Administrative Agent, a certificate setting forth the amount of costs and losses for which demand is made, which certificate shall set forth in reasonable detail the calculation of the amount demanded.  Such a certificate so delivered to the Lessee shall constitute prima facie evidence of such costs and losses.  This covenant shall survive the termination of this Participation Agreement and the other Operative Documents and the payment of the Loans, Purchased Interests, Lessor Amounts and all other amounts payable under the Operative Documents.

SECTION 13.11.   Capital Requirements.  If, after the date of this Participation Agreement, any Affected Party determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Affected Party or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Affected Party or such Person that is attributable to or based upon the Loans, Purchased Interests or Lessor Amounts, the Commitments or this Participation Agreement or any other Operative Document must be increased as a result of such Capital Adequacy Requirement (taking into account such Affected Party’s or such Person’s policies with respect to capital adequacy), the Lessee shall pay to such Affected Party or such Person, within five (5) Business Days after demand of such Affected Party, such amounts as such Affected Party or such Person shall determine are necessary to compensate such Affected Party or such Person for the increased costs to such Affected Party or such Person of such increased capital; provided, however, that the Lessee shall have no obligation to make any payment to any demanding party under this Section 13.11 on account of any such increased costs unless the Lessee receives notice of such increased costs from the demanding party within six (6) months after they are incurred or realized.  A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Affected Party to the Lessee shall constitute prima facie evidence of such costs.  The obligations of the Lessee under this Section 13.11 shall survive the termination of this Participation Agreement and the other Operative Documents and the payment of the Loans, Purchased Interests, Lessor Amounts and all other amounts payable under the Operative Documents.

SECTION 13.12.   Mitigation.  Any Participant that becomes aware of (i) any Change of Law that will make it unlawful or impossible for such Participant to make or maintain any Loan, Purchased Interest or Lessor Amount or (ii) any Change of Law or other event or condition that will obligate the Lessee to pay any amount pursuant to Section 13.9 or Section 13.11 shall notify the Lessee and the Administrative Agent thereof as promptly as practical.  If any Participant has given notice of any such Change of Law or other event or condition and thereafter becomes aware that such Change of Law or other event or condition has ceased to exist, such Participant shall notify the Lessee and the Administrative Agent thereof as promptly as practical.  Each Participant affected by any Change of Law that makes it unlawful or impossible for such Participant to make or maintain any Loan, Purchased Interests or Lessor Amount or to which the Lessee is obligated to pay any amount pursuant to Section 13.9 or Section 13.11 shall use reasonable commercial efforts (including changing the jurisdiction of its Applicable Funding Office) to avoid the effect of such Change of Law or to avoid or materially reduce any amounts which the Lessee is obligated to pay pursuant to Section 13.9 or Section 13.11 if, in the reasonable opinion of such Participant, such efforts would not be disadvantageous to such Participant or contrary to such Participant’s normal practices.

SECTION 13.13.   Taxes on Payments.

(a)           Payments Free of Taxes.

(i)            All payments made by the Lessee under this Participation Agreement and the other Operative Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income (but excluding those Taxes described in clause (i) and (ii) of the definition of Impositions), excise, stamp, transfer or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever (including interest and penalties) now or hereafter imposed (the “Withholding Taxes”) by any Governmental Authority or taxing authority domestic or foreign (the “Taxing Authority”), whether or not such Withholding Taxes were correctly or legally asserted.  If any Withholding Taxes are required to be withheld or deducted from any amounts payable to, or for the benefit of, any Tax Indemnitee or any Affiliate thereof under this Participation Agreement or the other Operative Documents, the amounts so payable to such Tax Indemnitee shall be increased to the extent necessary to yield on an After Tax Basis such amounts payable under this Participation Agreement and the other Operative Documents at the rates or in the amounts specified in this Participation Agreement and the other Operative Documents.  Whenever any Withholding Taxes are payable by the Lessee with respect to any payment to or for the account of a particular Tax Indemnitee, as promptly as possible thereafter, the Lessee shall send to such Tax Indemnitee a certified copy of an original official receipt received by the Lessee showing payment thereof.  If the Lessee fails to pay any Withholding Taxes when due to the appropriate taxing authority or fails to remit to the Tax Indemnitee required receipts or other required documentary evidence, the Lessee shall indemnify the Tax Indemnitee for any obligations that may become payable by the Tax Indemnitee as a result of any such failure.

(ii)           All payments made by the Lessor under this Participation Agreement and the other Operative Documents to any other Tax Indemnitee shall be made net of any deduction or withholding for Withholding Taxes.  If any Withholding Taxes are required to be withheld or deducted from any amounts payable by the Lessor to, or for the benefit of, any other Tax Indemnitee under this Participation Agreement or any other Operative Document, then the Lessee shall indemnify and pay such Tax Indemnitee on an After Tax Basis an amount necessary to yield such Tax Indemnitee (after payment of all Withholding Taxes) such amounts payable under this Participation Agreement and the other Operative Documents at the rates or in the amounts specified in this Participation Agreement and the other Operative Documents.

(iii)          Moreover, if any Taxes (the “Indirect Withholding Taxes”) in the nature of Withholding Taxes are directly asserted by any Taxing Authority against any of the Participants with respect to any payment received by such Participant, such Participant may pay such Taxes and the Lessee will pay to the Administrative Agent for the benefit of such Participant, as Supplemental Rent, within fifteen (15) Business Days after receipt of a written demand therefor accompanied by a written statement describing in reasonable detail the amount so payable from such Participant such additional amounts (including any interest, reasonable costs or expenses and any penalties incurred in connection therewith) as are necessary in order that on a fully After Tax Basis the net amount received by such Person after the payment of such Indirect Withholding Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Indirect Withholding Taxes not been asserted plus interest on such additional amounts at the Base Rate, calculated (on the basis of actual days elapsed in a year of 360 days) from the date of payment of such Indirect Withholding Taxes by such Purchaser to the date of payment of such additional amounts by the Lessee.  If the Lessee fails to pay any such Indirect Withholding Taxes as and when due to the appropriate Taxing Authority or fails to remit to the Administrative Agent for the benefit of the relevant Participant the required receipts or other required documentary evidence, then the Lessee shall indemnify such Participant for any incremental Taxes (whether or not constituting Withholding Taxes), interest, penalties and reasonable expenses that may become payable by such Participant as a result of any such failure.

(iv)          The obligations of the Lessee under this Section 13.13(a) shall survive the termination of this Participation Agreement and the other Operative Documents and the payment of the Loans, Purchased Interests, Lessor Amounts and all other amounts payable under the Operative Documents.

(b)           Withholding Exemption Certificates.  On or prior to the date of the initial Advance or, if such date does not occur within thirty (30) days after the date of this Participation Agreement, by the end of such 30-day period, each Participant that is not organized under the laws of the United States of America or a state or political subdivision thereof shall deliver to the Lessee and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Participant is entitled to receive payments under this Participation Agreement without deduction or withholding or with reduced deduction or withholding of any United States federal income taxes.  Each such Participant further agrees (i) promptly to notify the Lessee and the Administrative Agent of any change of circumstances that would prevent such Participant from receiving payments hereunder without any deduction or withholding or with reduced deduction or withholding of such taxes as indicated on the most recent such certificate or other form previously delivered by such Participant and (ii) if such Participant has not so notified the Lessee and the Administrative Agent of any change of circumstances which would prevent such Participant from receiving payments hereunder without any deduction or withholding or with reduced deduction or withholding of taxes as indicated on the most recent such certificate or other form previously delivered by such Participant, then on or before the date that any certificate or other form delivered by such Participant under this Section 13.13(b) expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent such certificate or form previously delivered by such Participant, to deliver to the Lessee and the Administrative Agent a new certificate or form, certifying that such Participant is entitled to receive payments under the Operative Documents without deduction or withholding or with reduced deduction or withholding of such taxes. If any Participant fails to provide to the Lessee or the Administrative Agent pursuant to this Section 13.13(b) (or, in the case of any Person that becomes a Participant through an assignment by another Participant, pursuant to Section 12.1) any certificates or other evidence required by such provision to establish that such Participant is, at the time it becomes a Participant hereunder, entitled to receive payments under the Operative Documents without deduction or withholding or with reduced deduction or withholding of any United States federal income taxes, such Participant shall not be entitled to any indemnification under Section 13.13(a) for any withholding taxes to the extent imposed on such Participant primarily as a result of such failure.

(c)           Mitigation.  If the Administrative Agent or any Participant claims any additional amounts to be payable to it pursuant to this Section 13.13, such Person shall use reasonable commercial efforts to file any certificate or document requested in writing by the Lessee (including copies of Internal Revenue Service Form W-8BEN (or successor forms)) reflecting a reduced rate of withholding or to change the jurisdiction of its Applicable Funding Office if the making of such a filing or such change in the jurisdiction of its Applicable Funding Office would avoid the need for or materially reduce the amount of any such additional amounts which may thereafter accrue and if, in the sole opinion of such Person, in the case of a change in the jurisdiction of its Applicable Funding Office, such change would not be disadvantageous to such Person or otherwise contrary to such Person’s normal banking practices.

(d)           Tax Returns.  Nothing contained in this Section 13.13 shall require the Administrative Agent or any Participant (or any other Person) to make available any of its Tax returns (or any other information relating to its Taxes, which it deems to be confidential).

SECTION 13.14.   Survival.  The obligations of the Lessee under this Article XIII shall survive the termination of this Participation Agreement and the other Operative Documents and the payment of the Loans, Purchased Interests, Lessor Amounts and all other amounts payable under the Operative Documents.

ARTICLE XIV

PAYMENT OF CERTAIN EXPENSES

SECTION 14.1.   Payment of Costs and Expenses.

(a)           The Lessee shall pay, or cause to be paid, from time to time all Transaction Expenses in respect of the Closing Date.

(b)           The Lessee shall pay or cause to be paid when due the Fees described in Section 4.7.  In addition, the Lessee shall pay or cause to be paid, on demand, (i) all reasonable out-of-pocket expenses of the Structuring Agent, the Administrative Agent, and the Participants (including reasonable attorneys’ fees and legal expenses) incurred in connection with this Participation Agreement and the other Operative Documents, (ii) all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent or any Participant in entering into any future amendments or supplements with respect to any of the Operative Documents, whether or not such amendments or supplements are ultimately entered into, or giving of waivers of consents hereto or thereto, (iii) all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent or any Participant in connection with any purchase of the Property by the Lessee, respectively, or any other Person in connection with the purchase of the Property by the Lessee or any other Person pursuant to Articles XVIII and XIX of the Lease and (iv) all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by any of the other parties hereto in respect of (A) the enforcement of any of their rights or remedies against the Lessee under any of the Operative Documents or (B) the negotiation of any restructuring or “work-out” with the Lessee, whether or not consummated, of any obligations of the Lessee under the Operative Documents.

SECTION 14.2.   Brokers’ Fees and Stamp Taxes.  The Lessee shall pay during the Lease Term, from the proceeds of the Advance or otherwise any brokers’ fees and any and all stamp, transfer and other similar Taxes, fees and excises, if any, including any interest and penalties, which are payable in connection with the transactions contemplated by this Participation Agreement and the other Operative Documents.

ARTICLE XV

THE ADMINISTRATIVE AGENT

SECTION 15.1.   Appointment.  Each Participant hereby irrevocably designates and appoints the Administrative Agent as the agent of such Participant under this Participation Agreement and the other Operative Documents, and each such Participant irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Participation Agreement and the other Operative Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Participation Agreement and the other Operative Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Participation Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Operative Documents, or any fiduciary relationship with any Participant or any other party to the Operative Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Participation Agreement or any other Operative Document or otherwise exist against the Administrative Agent.

SECTION 15.2.   Delegation of Duties.  The Administrative Agent may execute any of its duties under this Participation Agreement and the other Operative Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of its agents or attorneys-in-fact selected by it with reasonable care.

SECTION 15.3.   Exculpatory Provisions.  Neither the Administrative Agent (in its capacity as such) nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Participation Agreement or any other Operative Document, except for its or such Person’s own willful misconduct or gross negligence (or negligence in the handling of funds) or (b) responsible in any manner to any of the Participants or any other party to the Operative Documents for any recitals, statements, representations or warranties made by any Party or the Lessor or any officer of any Party or the Lessor contained in this Participation Agreement or any other Operative Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Participation Agreement or any other Operative Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Participation Agreement or any other Operative Document or for any failure of any Party or the Lessor to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Participant or any other party to the Operative Documents to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Participation Agreement or any other Operative Document, or to inspect the properties, books or records of any Party.

SECTION 15.4.   Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, Certificate, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile message, statement, order or other document or other written communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Lessee), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note or the holder of any Certificate as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been delivered to the Administrative Agent in accordance with Section 12.1 of the Participation Agreement.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Participation Agreement or any other Operative Document unless it shall first receive the advice or concurrence of the Required Participants, or it shall first be indemnified to its satisfaction by the applicable Participants against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Participation Agreement and the other Operative Documents in accordance with a request of the Required Participants, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Participants and all future holders of the applicable Participations (including their respective successors and assigns).

SECTION 15.5.   Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Lease Default or Lease Event of Default unless the Administrative Agent has received notice from any Participant or the Lessor referring to this Participation Agreement or any other Operative Document, describing such Lease Default or Lease Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Participants, the Lessor and the Lessee.  The Administrative Agent shall take such action with respect to such Lease Default or Lease Event of Default as shall be directed by the Required Participants; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or event of default as it shall deem advisable in the best interests of the Participants.

SECTION 15.6.   Non-Reliance on Administrative Agent and Other Participants.  Each Participant expressly acknowledges that neither the Administrative Agent, nor the Structuring Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates, has made any representations or warranties to it and that no act by the Administrative Agent or the Structuring Agent hereinafter taken, including any review of the affairs of the Lessee or the Lessor, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Structuring Agent to any Participant.  Each Participant represents to the Administrative Agent and the Structuring Agent that it has, independently and without reliance upon the Administrative Agent, the Structuring Agent or the Lessor, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Lessee and the Lessor and made its own decision to enter into this Participation Agreement.  Each Participant also represents that it will, independently and without reliance upon the Administrative Agent, the Structuring Agent or any other Participant, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Participation Agreement and the other Operative Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Lessee and the Lessor.  Except for notices, reports and other documents expressly required to be furnished to the Participants by the Administrative Agent hereunder, neither the Administrative Agent nor the Structuring Agent shall have any duty or responsibility to provide any Participant with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Lessee or the Lessor which may come into the possession of the Administrative Agent, the Structuring Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 15.7.   Indemnification.  The Administrative Agent agrees that it will be entitled to indemnification with respect to the Operative Documents and the transactions contemplated thereby solely from the Lessee and as contemplated by Article XIII hereof.

SECTION 15.8.   Administrative Agent in Its Individual Capacity.  Each Participant acknowledges that KeyBank National Association is acting as the Administrative Agent hereunder.  KeyBank National Association and its Affiliates may make Participations to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Lessee, the Lessor and their respective Affiliates as though it was not the Administrative Agent hereunder and under the other Operative Documents and without notice to or consent of the Participants.  Each Participant acknowledges that, pursuant to such activities, KeyBank National Association or its Affiliates may receive information regarding the Lessee, the Lessor or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of the Lessee, the Lessor or such Affiliates) and acknowledges that such Persons shall be under no obligation to provide such information to them.

SECTION 15.9.   Successor Administrative Agent.  The Administrative Agent may resign as the Administrative Agent upon twenty (20) Business Days’ notice to the Participants and the Lessee provided, that no such resignation shall take effect until the appointment, acceptance and qualification of a successor Administrative Agent.  The Administrative Agent may be removed for cause as the Administrative Agent upon twenty (20) Business Days’ notice to the Administrative Agent and the Lessee from the Required Participants, which notice shall specify the conduct constituting the cause for removal.  The Required Participants shall appoint from among the Participants a successor Administrative Agent for the Participants subject to prior approval by the Lessee (such approval not to be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall include such successor agent effective upon its appointment, and the resigning or removed Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Participation Agreement.  After the retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article XV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Operative Documents.  In the event of the resignation, or removal, of the Administrative Agent if no successor shall have been appointed and qualified within thirty (30) days, the resigning Administrative Agent or any Lender may petition a court of competent jurisdiction to appoint a successor.

SECTION 15.10.   Eligibility of the Administrative Agent.  The Administrative Agent shall at all times have a combined capital and surplus of at least $100,000,000 (or a combined capital and surplus in excess of $50,000,000 and the obligations of which, whether or not in existence or hereafter incurred, are fully and unconditionally guaranteed by a corporation organized and doing business under the laws of the United States, any state or territory thereof or the District of Columbia that has a combined capital and surplus of at least $100,000,000).  If such corporation publishes reports of condition at least annually, pursuant to law or to requirements of Federal, State, Territorial or District of Columbia supervising or examining authority, then for the purposes of this Section 15.10, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of conditions so published.  The Administrative Agent shall not be an Affiliate of the Lessee.

ARTICLE XVI

MISCELLANEOUS

SECTION 16.1.   Survival of Agreements.  The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties’ obligations under any and all thereof, shall survive the execution and delivery of this Participation Agreement, the transfer of any or all of the Property to the Lessee, the Lessor or any other Person, the construction of any Improvements, any disposition of any interest of the Lessor or any Participant in the Property or any Improvements and the payment of the Obligations and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party and the fact that any party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.  Except as otherwise expressly set forth herein or in the other Operative Documents, the indemnities of the parties provided for in the Operative Documents shall survive the expiration or termination of the Operative Documents.

SECTION 16.2.   No Broker, etc.  Each of the parties hereto represents to the others that it has not retained or employed any broker, finder or financial adviser to act on its behalf in connection with this Participation Agreement or the transactions contemplated herein or in the other Operative Documents, nor has it authorized any broker, finder or financial adviser retained or employed by any other Person so to act.  Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.

SECTION 16.3.   Notices.  Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be given in writing by United States mail, by nationally recognized courier service and any such notice shall become effective five (5) Business Days after being deposited in the mails, certified or registered return receipt requested with appropriate postage prepaid or one (1) Business Day after delivery to a nationally recognized courier service specifying overnight delivery and shall be directed to the address of such Person as indicated on Schedule II.  From time to time any party may designate a new address for purposes of notice hereunder by written notice to each of the other parties hereto in accordance with this Section 16.3.

SECTION 16.4.   Counterparts.  This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 16.5.   Amendments.

(a)           The provisions of this Participation Agreement may, subject to the provisions of clause (b) below, from time to time be amended, modified or waived, provided, however, that such amendment, modification or waiver is in writing and consented to by the Lessee, the Lessor, and, subject to the limitations of Section 16.16 hereof, the Required Lenders and the Required Purchasers.

(b)           Neither any Operative Document nor any of the terms thereof may be terminated (except upon payment in full of the Property Cost and accrued Basic Rent and all other amounts due and owing by the Lessee under the Operative Documents, or effective exercise and consummation of the Remarketing Option in accordance with Article XX of the Lease and payment in full of all amounts due in accordance therewith), amended, supplemented, waived or modified without the written agreement or consent of the Required Participants (regardless of whether the Lenders and the Lessor are parties thereto); provided, however, that:

(i)            no such termination, amendment, supplement, waiver or modification shall without written agreement or consent of each Participant (A) modify any of the provisions of this Section 16.5 or Section 16.16, (B) change the definition of “Required Participants,” (C) modify or waive any requirement under any Operative Document that any particular action be taken by all Participants, (D) extend the Expiration Date or Scheduled Lease Term Termination Date (except as expressly provided for herein), (E) amend, modify, waive or supplement any of the provisions of Article VII of this Participation Agreement, (F) reduce, modify, amend or waive any Fees, other fees or indemnities in favor of any Participant, including without limitation amounts payable pursuant to Section 4.7 and Article XIII (except that any Person may consent to any reduction, modification, amendment or waiver of any Fee or other fee or indemnity payable to it), (G) modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of any Operative Document), any Loan, Purchased Interests or Lessor Amount, Property Cost, Maximum Recourse Amount, Purchase Price, amounts due pursuant to Article XX of the Lease, interest, Return or Yield or, subject to clause (D) above, any other amount payable under the Lease or this Participation Agreement, (H) modify the definition or method of calculation of Rent (other than pursuant to the terms of any Operative Document), Loans, Purchased Interests or Lessor Amounts, Property Cost, Maximum Recourse Amount, Fees, Shortfall Amount, Participant Balance or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents, (I) release the Lessee from its Obligations under the Operative Documents or permit any assignment of the Lease by the Lessee releasing the Lessee from its Obligations under the Operative Documents or changing the absolute and unconditional character of such obligations, in each case, except as expressly permitted by the Operative Documents, or (J) except as expressly permitted or required under the Operative Documents, release the Property from the Lien of the Lessor Mortgage or release or terminate any UCC Financing Statements covering the Property or any other Collateral;

(ii)           no such termination, amendment, supplement, waiver or modification shall, without the written agreement or consent of each Lender (but subject at all times to the terms of Section 16.16 hereof), (A) change the definition of “Required Lenders,” (B) modify or waive any requirement under any Operative Document that any particular action be taken by all Lenders, or (C) extend the Expiration Date (except as expressly provided for herein);

(iii)          no such termination, amendment, supplement, waiver or modification shall, without the written agreement or consent of each Purchaser (but subject at all times to the terms of Section 16.16 hereof), (A) change the definition of “Required Purchasers,” (B) modify or waive any requirement under any Operative Document that any particular action be taken by all Purchasers, or (C) extend the Expiration Date (except as expressly provided for herein);

(iv)          no such termination, amendment, supplement, waiver or modification shall, without written agreement or consent of the Lessor, (A) modify or waive any requirement under any Operative Document that any particular action be taken by or consented to by the Lessor, (B) extend the Scheduled Lease Term Termination Date (except as expressly provided for herein), or (C) amend, modify, waive or supplement the Loan Agreement, the Receivables Purchase Agreement, the Lease, or the Ground Lease (it being understood that the Lessor may condition any such written agreement or consent on the receipt of the written consent of the Ground Lessor to such termination, amendment, supplement, waiver or modification);

(v)           no such termination, amendment, supplement, waiver or modification that would increase the obligations of the Lessee thereunder or deprive the Lessee of any of its rights thereunder or alter the rights of the Lessee to its detriment shall be effective against the Lessee without the written agreement or consent of the Lessee; and

(vi)          no such termination, amendment, supplement, waiver or modification shall be made to any provision of Article XV without the written agreement or consent of the Administrative Agent.

SECTION 16.6.   Headings, etc.  The Table of Contents and headings of the various Articles and Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

SECTION 16.7.   Parties in Interest.  Except as expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person except the parties hereto.  The Lessee shall not assign or transfer any of its rights or obligations under the Operative Documents except in accordance with the terms and conditions thereof.

SECTION 16.8.   GOVERNING LAW.  THIS PARTICIPATION AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

SECTION 16.9.   Severability.  Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 16.10.   Liability Limited.

(a)           The parties hereto agree that except as specifically set forth herein or in any other Operative Document, the Lessor shall have no personal liability whatsoever to any other Participant, the Lessee or their respective successors and assigns for any claim or obligation based on or in respect hereof or any of the other Operative Documents (including, without limitation, the repayment of the Loans) or arising in any way from the transactions contemplated hereby or thereby and recourse, if any, shall be solely had against the Lessor’s interest in the Property or from payments (other than payments due to the Lessor with respect to indemnities, reimbursement of expenses or fees, in each case payable to the Lessor for its own account) received from the Lessee (it being acknowledged and agreed by each party hereto that all such personal liability of the Lessor is expressly waived and released as a condition of, and as consideration for, the execution and delivery of the Operative Documents by the Lessor); provided, however, that the Lessor shall be liable in its individual capacity (i) for its own willful misconduct or gross negligence, (ii) for breach of its representations set forth in Section 8.3, (iii) for any Lessor Lien attributable to it and (iv) for any Tax based on or measured by any fees, commission or compensation received by it for acting as the Lessor as contemplated by the Operative Documents.  It is understood and agreed that the Lessor shall have no personal liability under any of the Operative Documents as a result of acting pursuant to and consistent with any of the Operative Documents.

(b)           No Participant shall have any obligation to the other Participant or to the Lessee with respect to transactions contemplated by the Operative Documents, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party’s obligations under the Operative Documents except as otherwise so set forth.

(c)           The obligations of the parties under this Section 16.10 shall survive the termination of this Participation Agreement.

SECTION 16.11.   Further Assurances.  The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out and preserve the security interests and liens (and the priority thereof) intended to be created pursuant to this Participation Agreement, the other Operative Documents, and the transactions thereunder (including, without limitation, the preparation, execution and filing of any and all Uniform Commercial Code financing statements and other filings or registrations which the parties hereto may from time to time request to be filed or effected).  The Lessee, at its own expense and without need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or as so requested, in order to maintain and protect all security interests provided for hereunder or under any other Operative Document.

SECTION 16.12.   SUBMISSION TO JURISDICTION.  EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA FOR PURPOSES

OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS PARTICIPATION AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 16.13.   Setoff.  Each Participant and the Administrative Agent shall, upon the occurrence of any Lease Event of Default, have the right to appropriate and, subject to Section 7.12 and Section 13.1 hereof, apply to the payment of the Lessee’s obligations under the Lease as security for the payment of such obligations, any and all balances, credits, deposits, accounts or moneys of the Lessee then or thereafter maintained with such Participant or the Administrative Agent.  The rights of the Participants and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Person may have.

SECTION 16.14.   WAIVER OF JURY TRIAL.  THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS PARTICIPATION AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO.  THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED.  THE PROVISIONS OF THIS SECTION 16.14 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS.  LESSEE ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER OPERATIVE DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTICIPANTS ENTERING INTO THIS PARTICIPATION AGREEMENT AND EACH SUCH OTHER OPERATIVE DOCUMENT.

SECTION 16.15.   Special Provisions re Sales of Receivables.  Notwithstanding anything else to the contrary in any of the Operative Documents, the following provisions shall apply with respect to the Purchased Interests:

(a)           All purchases hereunder (and under the Receivables Purchase Agreement) shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Lessor set forth in this Participation Agreement and each other Operative Document.  No obligation or liability to the Lessee on any Purchased Interest is intended to be assumed by the Purchaser hereunder, and any such assumption is expressly disclaimed.  The Lessor will not claim any ownership interest in the Purchased Interests and each Purchaser is assuming all risks of credit loss associated with the Purchased Interests.

(b)           It is the express intent of the parties hereto that the transfers of the Purchased Interests by the Lessor to the Purchasers, as contemplated by this Participation Agreement and the Receivables Purchase Agreement be, and be treated as, sales and not as loans secured by the Purchased Interests.  If, however, notwithstanding the intent of the parties, such transactions are deemed to be loans, Lessor hereby grants to the Administrative Agent (for the benefit of each Purchaser) a first priority security interest in all of such Lessor’s right, title and interest in and to the Purchased Interests now existing and hereafter created by the Lessor, all Purchaser Basic Rent, all Supplemental Rent owing to any Purchaser and all amounts received with respect thereto, and all proceeds thereof, to secure all of such Lessor’s obligations hereunder.

(c)           The Purchasers shall have no obligation to account for, to replace, to substitute or to return any Purchased Interest (or portion thereof) to the Lessor.  Subject to Applicable Law the Purchasers shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Purchased Interests on whatever terms such Purchaser shall determine.

(d)           Each sale made by the Lessor pursuant to this Participation Agreement and the Receivables Purchase Agreement shall constitute a valid sale, transfer, and assignment of Purchased Interests to the Purchasers, enforceable against creditors of, and purchasers from, the Lessor and each such sale shall have been made for “reasonably equivalent value” (as such term is used under Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used under Section 547 of the Bankruptcy Code) owed by the Lessor to any Purchaser; and this Participation Agreement constitutes, and each other Operative Document to be signed by the Lessor, when duly executed and delivered, will constitute, a legal, valid and binding obligation of the Lessor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)           The Lessor shall also maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Purchased Interests and Lease in the event of the destruction of the originals thereof), and keep and maintain (or cause the Administrative Agent to keep and maintain) all documents, books, records and other information reasonably necessary or advisable for the identification and collection of all Purchased Interests.

(f)            The Lessor shall, at its expense, take, and shall cause to be taken, all action necessary or desirable in the reasonable determination of the Purchasers to establish and maintain a valid and enforceable ownership interest in the Purchased Interests with respect thereto, in favor of Purchaser, including taking such action to perfect, protect or more fully evidence the interest of the Purchaser as the Purchaser may reasonably request.

(g)           At its expense, the Lessor shall mark its records relating to both the Purchased Interests and the Lease, including with the following legend, or such other marking reasonably acceptable to the Purchasers evidencing that the ownership interests with regard to such Purchased Interests and the Lease have been sold in accordance with the Receivables Purchase Agreement: “AN UNDIVIDED, FRACTIONAL OWNERSHIP INTEREST IN THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD BY SELCO SERVICE CORPORATION TO [NAME OF APPLICABLE PURCHASER(S)] PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF MARCH 26, 2007, AS AMENDED, AMONG SELCO SERVICE CORPORATION, KEYBANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT AND KEYBANK NATIONAL ASSOCIATION, AS PURCHASER.”

SECTION 16.16.   Special Provisions re Sales of Receivables to Lessee Parties.  Notwithstanding anything else to the contrary in any of the Operative Documents, with respect to any Purchased Interests or Loans held by any Lessee Party, under no circumstances shall (a) such Lessee Party be entitled to offset rights as set forth in Section 7.12 hereof, and (b) such Lessee Party’s Pro Rata Shares be used in the calculation of “Required Lenders”, “Required Purchasers” or “Required Participants” for purposes of directing remedies, inspection rights, receiving or approving information, granting waivers, consents, approvals or amendments at any time.  In addition to the foregoing, neither the Administrative Agent, the Lessor nor any other Participant shall have any fiduciary obligation to any Lessee Party at any time, it being expressly acknowledged and agreed that the Administrative Agent, the Lessor and each other Participant may deal with all matters arising under the Operative Documents as if no Lessee Party was a Participant.

SECTION 16.17. Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Participants agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners ), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Operative Document or any action or proceeding relating to this Agreement or any other Operative Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Lessee, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Participant or any of their respective Affiliates on a nonconfidential basis from a source other than the Lessee.

For purposes of this Section, “Information” means all information received from the Lessee or any Subsidiary relating to the Lessee or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Participant on a nonconfidential basis prior to disclosure by the Lessee or any Subsidiary, provided that, in the case of information received from the Lessee or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Participants acknowledges that (A) the Information may include material non-public information concerning the Lessee or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information, and (C) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

[THE REMAINDER OF THIS PAGE HAS
BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ADOBE SYSTEMS INCORPORATED,
as Lessee

By:	/s/ Mark Garrett
Mark Garrett
Executive Vice President and Chief Financial Officer

ADOBE SYSTEMS INCORPORATED,
as Purchaser

By:	/s/ Mark Garrett
Mark Garrett
Executive Vice President and Chief Financial Officer

SELCO SERVICE CORPORATION
as Lessor

By:	/s/ Raed Alfayoumi
Raed Alfayoumi
Vice President

KEYBANK NATIONAL ASSOCIATION
as Adminstrative Agent

By:	/s/ Raed Alfayoumi
Raed Alfayoumi
Vice President

KEYBANK NATIONAL ASSOCIATION
as Purchaser

By:	/s/ Raed Alfayoumi
Raed Alfayoumi
Vice President

KEYBANK NATIONAL ASSOCIATION
as Lender

By:	/s/ Raed Alfayoumi
Raed Alfayoumi
Vice President

EXECUTION

APPENDIX A
TO PARTICIPATION AGREEMENT

DEFINITIONS AND INTERPRETATION

Extension of Lease Financing of Office Tower
Located in City of San Jose, Santa Clara County, California
for Adobe Systems Incorporated

A.            Interpretation.  In each Operative Document, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement (including any Operative Document or any attachment or schedule thereto), document or instrument means such agreement (or attachment or schedule thereto), document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents; and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(v)           reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)          reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

(vii)         “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

(viii)        “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

(ix)           with respect to any rights and obligations of the parties under the Operative Documents, all such rights and obligations shall be construed to the extent permitted by Applicable Law.

B.            Computation of Time Periods.  For purposes of computation of periods of time under the Operative Documents, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

C.            Accounting Terms and Determinations.  All terms of an accounting or financial nature shall be interpreted, all accounting determinations under the Operative Documents shall be made, and all financial statements required to be delivered under the Operative Documents shall be prepared, as set forth in Section 4.10 of the Participation Agreement.

D.            Conflict in Operative Documents.  If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

E.             Legal Representation of the Parties.  The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

F.             Defined Terms.  Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

“Acceptable Condition” means, after the occurrence of any Casualty or Condemnation affecting the Property, that the Property has been restored to substantially its condition as it existed immediately prior to the applicable Casualty or Condemnation.

“Account” means the account established with the Administrative Agent pursuant to which all payments by the Lessee under the Operative Documents shall be made.  The Account shall be specified on Schedule II to the Participation Agreement.

“Acquired Entity” means (a) any Person that becomes a Subsidiary of the Lessee as a result of an Acquisition or (b) any business entity or division thereof, all or substantially all of the assets and business of which are acquired by a Subsidiary of the Lessee pursuant to an Acquisition.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person (other than a Person that is a Subsidiary), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Actual Knowledge” means, with respect to any information or event, that a Responsible Officer of the Lessee has, or with the exercise of reasonable care and diligence would have, actual knowledge of such information or event.

“Administrative Agent” means KeyBank National Association, as Administrative Agent for the Participants, together with its successors and assigns (including any successor administrative agent pursuant to Section 15.9 of the Participation Agreement).

“Adobe VC Partnerships” means Adobe Ventures, L.P., Adobe Ventures II, L.P., Adobe Ventures III, L.P., Adobe Ventures IV, L.P. and any other venture capital partnership in which all of the limited partners are the Lessee, its Subsidiaries, its Affiliates or employees of the Lessee or its Subsidiaries, provided, that at the time a venture capital investment is made in any Person, such Person either operates or is expected to operate in an industry related to the business operations of the Lessee or its Subsidiaries (including Persons which possess or may possess technologies, sales and services capabilities, operations or content related to any product of the Lessee or its Subsidiaries) or has been identified by the Lessee as a candidate for a strategic relationship with the Lessee or its Subsidiaries.

“Advance” means an advance of funds by the Lessor (including Lessor Amounts and any sums advanced to Lessor by Lenders or Purchasers) pursuant to Article III of the Participation Agreement.

“Affected Party” means any Participant.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“After Tax Basis” means, with respect to any payment to be received or accrued by a Person (“base payment”), the sum of (a) the amount of such base payment plus (b) a further payment, if necessary, to such Person such that after reduction for all Taxes imposed on such Person as a result of the receipt or accrual of both the base payment and such further payments, such Person receives a net amount equal to the base payment otherwise required to be made.

“Aggregate Commitment Amount” means $103,600,000.

“Applicable Funding Office” means, with respect to any Participant, (a) in the case of its Base Rate Loans/Capital/Lessor Amounts, its Domestic Funding Office, and (b) in the case of its LIBOR Loans/Capital/Lessor Amounts, its Euro-Dollar Funding Office.

“Applicable Capital Margin” means, with respect to any Purchased Interests having a Return Rate determined by reference to the BBA LIBO Rate, the percentage per annum set forth in the table below based on the Pricing Level in effect on such date:

Consolidated Leverage Ratio	Applicable Capital Margin
Less than or equal to 0.50 to 1.00	0.40%

Less than or equal to 1.00 to 1.00 and Greater than 0.50 to 1.00	0.525%

Less than or equal to 1.50 to 1.00 and Greater than 1.00 to 1.00	0.65%

Less than or equal to 2.00 to 1.00 and Greater than 1.50 to 1.00	0.775%

Greater than 2.00 to 1.00	0.90%

Provided, however, that if any Capital or Purchased Interests are held by a Lessee Party then the Applicable Capital Margin with respect to such Lessee Party is 0.25%.

“Applicable Law” means all existing and future applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the zoning, construction, use or occupancy of the Property) or in each case affecting the Lessee, a Tax Indemnitee, an Indemnitee, the Property or any material interests in any other kind of property or asset, whether real, personal or mixed, or tangible or intangible, of the Lessee.

“Applicable Loan Margin” means, with respect to any Loan having an Interest Rate determined by reference to the BBA LIBO Rate, the percentage per annum set forth in the table below based on the Pricing Level in effect on such date:

Consolidated Leverage Ratio	Applicable Loan Margin
Less than or equal to 0.50 to 1.00	0.40%

Less than or equal to 1.00 to 1.00 and Greater than 0.50 to 1.00	0.525%

Less than or equal to 1.50 to 1.00 and Greater than 1.00 to 1.00	0.65%

Less than or equal to 2.00 to 1.00 and Greater than 1.50 to 1.00	0.775%

Greater than 2.00 to 1.00	0.90%

“Appraisal” means an appraisal of the Property by the Appraiser, which Appraisal complies in all material respects with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other Applicable Law addressed to the Lessor and the Administrative Agent and which appraises the Fair Market Sales Value of the Property as of the Expiration Date (or such other date as Lessor and Administrative Agent shall agree).

“Appraiser” means an appraiser (MAI) selected by the Lessor and the Administrative Agent.

“Appurtenant Rights” means, with respect to the Land, (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to the Land or the Improvements thereon, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Land and (ii) all permits, licenses and rights, whether or not of record, appurtenant to the Land.

“Assigned Agreement” is defined in Section 2.1(a) of the Security and Assignment Agreement.

“Assignment of Lease and Rent” means the Assignment of Lease and Rent and dated as of the date of the Participation Agreement, from the Lessor, as assignor, to the Administrative Agent, as assignee.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, net of amounts owing directly or indirectly to such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Lessee and its Subsidiaries for the fiscal year ended December 1, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Authorized Officer” means any officer of the Lessee designated as such in writing to the Administrative Agent by the Lessee.

“Authorized Officer’s Certificate” means, with respect to the Lessee, a certificate signed by any Authorized Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of (a) the rate of interest established by the Administrative Agent at its principal office, from time to time, as its prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit and (b) the sum of (i) the Federal Funds Effective Rate plus (ii) ½ of 1% per annum.

“Base Rate Loan(s)/Capital/Lessor Amount(s)” means a Loan, Capital or Lessor Amount, as the case may be, accruing interest, Return or Yield at the Base Rate.

“Basic Rent” means, as determined as of any Rent Payment Date, the amounts payable pursuant to Section 4.1 of the Participation Agreement.

“Basic Rent Period” means, with respect to any Loan, Capital or Lessor Amount outstanding during the Lease Term:

(i)            initially, the period commencing on the day the Lease Term begins and ending on the last Business Day of the next succeeding month; and

(ii)           thereafter, each period commencing on the day after the last day of the preceding Basic Rent Period applicable to such Loan, Capital or Lessor Amount and ending on the date occurring one (1) month thereafter.

The foregoing provisions relating to Basic Rent Periods are subject to the following:

(1)           if any Basic Rent Period would otherwise end on a day that is not a Business Day, such Basic Rent Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Basic Rent Period into another calendar month in which event such Basic Rent Period shall end on the immediately preceding Business Day; and

(2)           any Basic Rent Period that would otherwise extend beyond the Expiration Date shall end on the Expiration Date.

“BBA LIBO Rate” means, with respect to any Basic Rent Period for any LIBOR Loan/Capital/Lessor Amount, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/100 of one percent) of:

(a)           the arithmetic mean (rounded upward if necessary to the nearest 1/100 of one percent) of the rates per annum appearing (i) on the British Bankers’ Association internet web page (www.bba.org.uk/businesses/), or via (ii) Reuters (BBALIBORS), Bloomberg, Bridge Telerate (Page 3750), or any other information provider of the British Bankers’ Association daily Libor rates on the second Business Day prior to the first day of such Basic Rent Period at or about 11:00 a.m. (London time) (for delivery on the first day of such Basic Rent Period) for a term comparable to such Basic Rent Period;

divided by

(b)           One minus the Reserve Requirement for such LIBOR Loan/Capital/Lessor Amount in effect from time to time.

If, for any reason, the BBA LIBO Rate is not available from the aforementioned sources for any Basic Rent Period, the Administrative Agent shall determine the BBA LIBO Rate for such Basic Rent Period based upon the Reference Bank Rate.

“Break Costs” means any amounts due and payable by the Lessee pursuant to Section 13.10 of the Participation Agreement.

“Business Day” means any day on which (a) commercial banks are not authorized or required to close in San Francisco, California or New York, New York and (b) if such Business Day is related to a LIBOR Loan/Capital/Lessor Amount, dealings in Dollar deposits are carried out in the London interbank market.

“Capital” means the amount paid to the Lessor in respect of the Purchased Interests by the Purchasers pursuant to the Participation Agreement and the Receivables Purchase Agreement.

“Capital Adequacy Requirement” is defined in Section 13.11 of the Participation Agreement.

“Casualty” means any damage or destruction of all or any portion of the Property as a result of a fire, flood, earthquake or other casualty or catastrophe.

“Certificate” is defined in Section 2.3 of the Receivables Purchase Agreement.

“Certifying Party” is defined in Section 21.1 of the Lease.

“Change of Law” is defined in Section 13.7 of the Participation Agreement.

“Claims” means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever.

“Closing Date” means the date, which date shall be a Business Day on which each of the conditions precedent set forth in Section 6.1 of the Participation Agreement have been satisfied or waived by the applicable parties set forth therein.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” is defined in Section 2.1 of the Security and Assignment Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D to the Participation Agreement.

“Condemnation” means, with respect to the Property, any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to the Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, the Property or alter the pedestrian or vehicular traffic flow to the Property so as to result in change in access to the Property (such that there is a material adverse effect on the operation of the Property), or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action.  A “Condemnation” shall be deemed to have occurred on the earliest of the dates that use, occupancy or title vests in the condemning authority.

“Consolidated EBITDA” means, for any period, for the Lessee and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Lessee and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) expenses of the Lessee and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Lessee and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period; provided, however, that solely for the purpose of the computations of the Consolidated Leverage Ratio, if there has occurred an Acquisition during the relevant period, Consolidated EBITDA shall be calculated, at the option of the Lessee on a pro forma basis in accordance with the SEC pro forma reporting rules under the Exchange Act, as if such Acquisition occurred on the first day of the applicable period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Lessee and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Lessee or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Lessee or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Lessee or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Lessee and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Lessee and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Lessee and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (c) the portion of rent expense of the Lessee and its Subsidiaries with respect to such period constituting Synthetic

Lease Obligations to the extent such expenses would be treated as interest if such leases were capital leases under GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Lessee and its Subsidiaries on a consolidated basis, the net income of the Lessee and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Lessee and its Subsidiaries on a consolidated basis, Shareholders’ Equity on that date minus the Intangible Assets of the Lessee and its Subsidiaries on that date.

“Contingent Payments” means amounts payable to the Administrative Agent or any Participant pursuant to Article XIII of the Participation Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Deed” means a quitclaim, grant or special warranty deed, as applicable, with respect to the real property comprising the Property, in conformity with Applicable Law and appropriate for recording with the applicable Governmental Authorities, conveying fee simple title to the transferee thereunder.

“Default Rate” means, (a) with respect to any Loan, any interest on any Loan, Fees or any other amount (other than amounts described in clauses (b) or (c)), the Interest Rate (including any Applicable Loan Margin) then in effect for such Loan, plus two percent (2%) or, if no Interest Rate is applicable, whether in respect of interest or other amounts, then the Default Rate shall be the Base Rate plus the Applicable Loan Margin plus two percent (2%), (b) with respect to any Capital or Return, the Return Rate (including any Applicable Capital Margin) plus two percent (2%), and (c) with respect to any Lessor Amount or Yield, the Yield Rate plus two percent (2%).  In the event that the Default Rate collected by any Participant is in violation of any usury or similar law, then the Default Rate shall be reduced to the extent necessary to cause the Default Rate to comply with any usury or similar law.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“Domestic Funding Office” means, with respect to any Participant, (a) initially, its office designated as such on Schedule II to the Participation Agreement (or, in the case of any such Participant that becomes a Participant by an assignment pursuant to Section 12.1 of the Participation Agreement, its office designated as such in the applicable assignment agreement) and (b) subsequently, such other office or offices as such Participant may designate to the Administrative Agent as the office at which such Participant’s Base Rate Loans/Capital/Lessor Amounts will thereafter be maintained and for the account of which all payments of (i) outstanding principal of and interest on (in the case of Loans), or (ii) outstanding Capital and Return on (in the case of Capital), or (iii) outstanding Lessor Amounts and Yield on (in the case of Lessor Amounts) such Participant’s Base Rate Loans/Capital/Lessor Amounts will thereafter be made.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Captive Insurance Subsidiary” means a corporation that is a wholly-owned Subsidiary, duly organized and existing under the law of any state of the United States or the laws of Ireland, Bermuda, Cayman Islands or the British Virgin Islands, the activities of which are limited by such Subsidiary’s Organization Documents to those necessary to providing property insurance coverage solely to the Lessee and its Subsidiaries; provided (i) such Subsidiary at all times maintains adequate capital and solvency (as specified by law applicable to insurance providers organized under the law of such Subsidiary’s jurisdiction of organization), and (ii) such Subsidiary is at all times duly licensed as an insurer under such law.

“End of the Term Report” is defined in Section 13.2(a) of the Participation Agreement.

“Environmental Audit” means a Phase One environmental site assessment (the scope and performance of which meets or exceeds the then most current ASTM Standard Practice E1527 for Environmental Site Assessments:  Phase One Environmental Site Assessment Process) of the Property.

“Environmental Laws” means the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300 et seq.; and all other Governmental Rules relating to the protection of human health and the environment, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Lessee or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Violation” means, with respect to the Property, any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.

“Equipment” means all equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by the Lessor and now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Property, including but without limiting the generality of the foregoing, all conveyor equipment, shelving, racking, sortation equipment, mobile material handling equipment, screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, display cases, counters, furniture and furnishings, heating, electrical, switch gear, uninterrupted power supply equipment, mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating and incinerating equipment, escalators, generators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communications systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lessee within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lessee or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lessee or any ERISA Affiliate.

“Euro-Dollar Funding Office” means, with respect to any Participant, (a) initially, its office designated as such on Schedule II to the Participation Agreement (or, in the case of any such Participant that becomes a Participant by an assignment pursuant to Section 12.1 of the Participation Agreement, its office designated as such in the applicable assignment agreement) and (b) subsequently, such other office or offices as such Participant may designate to the Administrative Agent as the office at which such Participant’s LIBOR Loans/Capital/Lessor Amounts will thereafter be maintained and for the account of which all payments of outstanding principal and interest on (in the case of Loans) or outstanding Lessor Amounts and Yield on (in the case of Lessor Amounts) or outstanding Capital and Return on (in the case of Capital) such Participant’s LIBOR Loans/Capital/Lessor Amounts will thereafter be made.

“Event of Loss” means any of the following:

(a)           a Condemnation that: (i) involves a taking of the Lessor’s entire interest in the Land or (ii) is likely to have a material adverse effect on the Fair Market Sales Value, use or residual value of the Property, or

(b)           a Casualty that is likely to have a material adverse effect on the Fair Market Sales Value, use or residual value of the Property (unless the insurance proceeds received in connection with such event are sufficient to repair and restore the Property to an Acceptable Condition and such repair and restoration could reasonably be expected to be completed prior to the Expiration Date).

“Excepted Payments” is defined in Section 2(c)(i) of the Assignment of Lease and Rent.

“Excess Casualty/Condemnation Proceeds” means at any time the excess, if any, of (a) the aggregate of all awards, compensation or insurance proceeds payable in connection with a Casualty or Condemnation minus (b) the sum of the Property Cost then outstanding, all accrued and unpaid Basic Rent and all accrued and unpaid Contingent Payments.

“Excess Sales Proceeds” means the excess, if any, of (a) the aggregate of all proceeds received by the Lessor in connection with the Lessee’s exercise of the Remarketing Option under

Article XX of the Lease, less all fees, costs and expenses of the Lessor in connection with the exercise of its rights and remedies thereunder, minus (b) the outstanding Property Cost.

“Exempt Acquisitions” means (i) an Acquisition of a Person that is subject to periodic reporting obligations under the Securities Exchange Act of 1934, and (ii) an Acquisition of a Person the total consideration of which (including cash and non-cash consideration and the assumption of debt and other liabilities) does not exceed $750 million.

“Existing Synthetic Leases” means those leases relating to Synthetic Lease Obligations (a) entered into on or about September 26, 2001 by and between the Lessee (as lessee) and SELCO Service Corporation (as lessor), as amended (including, without limitation, as contemplated by the Participation Agreement), and (b) evidenced by that certain Second Amended and Restated Master Lease of Land and Improvements entered into as of August 11, 2004, by and between SMBC Leasing and Finance, Inc. (as lessor) and the Lessee (as lessee).

“Expiration Date” means the earliest of (a) the Scheduled Lease Term Termination Date (as the same may be extended pursuant to Article XI of the Participation Agreement), or (b) any date on which the Lease shall have been terminated in accordance with the provisions of the Lease or any of the other Operative Documents.

“Fair Market Sales Value” means, with respect to the Property, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm’s-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of the Property.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.

“Fees” is defined in Section 4.7 of the Participation Agreement.

“Financial Statements” means, with respect to any accounting period for any Person, statements of income, shareholders’ equity and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding periods in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.

“Fixtures” means all fixtures relating to the Improvements, including all components thereof, located in or on the Improvements, together with all replacements, modifications, alterations and additions thereto.

“Funding Office” means the office of each Participant identified on Schedule II to the Participation Agreement as its Funding Office.

“Funding Request” is defined in Section 3.5(a) of the Participation Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law, and shall include, without limitation, all such environmental and operating permits and licenses that are required for the use, occupancy, zoning and operation of the Property as provided in the Lease.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Charges” means, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority which is made publicly available.

“Ground Lease” means that certain Ground Lease dated as of November 9, 2001, between the Ground Lessor, as landlord thereunder, and the Lessor, as tenant thereunder, with respect to the Land, as amended, modified or supplemented from time to time.

“Ground Lessor” means Redevelopment Agency of the City of San Jose, a public body, corporate and politic, established pursuant to the Community Redevelopment Law of the State of California (Health and Safety Code Section 33000 et seq.), together with its permitted successors and assigns.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Activity” means any activity, process, procedure or undertaking that (a) directly or indirectly (i) produces, generates or creates any Hazardous Material; (ii) causes or results in the Release of any Hazardous Material into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); or (iii) involves the containment or storage of any Hazardous Material; and (b) is regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

“Hazardous Materials” means all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Impositions” means any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Governmental Authority and any interest, penalties and other additions thereon (“Taxes”) (including, without limitation, (a) real and personal property taxes, including personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (b) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (c) any excise taxes; (d) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (e) taxes that are, or are in the nature of, franchise, income, value added, privilege and doing business taxes, license and registration fees; and (f) assessments on the Property, including all assessments for public improvements or benefits (whether or not such improvements are commenced or completed during the Lease Term), and in each case all interest, additions to tax and penalties thereon), which at any time may be levied, assessed or imposed by any Federal, state, local or foreign authority upon or with respect to (i) any Tax Indemnitee, the Property or any part thereof, or interest therein, or any adjacent property or parcel that is aggregated with the Property or any part thereof for real estate tax and assessment purposes, or the Lessee or any sublessee or user of the Property; (ii) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of the Property or any part thereof or interest therein; (iii) the Loans (and any Notes), the Capital (and any Certificates), the Lessor Amounts or interest therein or transfer thereof; (iv) the rentals, receipts or earnings arising from the Property or any part thereof or interest therein; (v) the Operative Documents or any payment made or accrued pursuant thereto; (vi) the income or other proceeds received with respect to the Property or any part thereof or interest therein upon the sale or disposition thereof; (vii) any contract relating to the construction, acquisition or delivery of the Improvements or any part thereof or interest therein; (viii) the issuance of the Notes and the Certificates; or (ix) otherwise in connection with the transactions contemplated by the Operative Documents.

Notwithstanding anything in the first paragraph of this definition (except as provided in the final paragraph of this definition) the term “Impositions” shall not mean or include:

(i)            Taxes (other than Taxes that are, or are in the nature of, withholding, sales, use, rental, value added transfer or property taxes) that are imposed by the U.S. federal government and that are based upon or measured by or with respect to the net income (including any minimum taxes, capital gains taxes, or taxes on, measured by or with respect to or in the nature of capital, net worth, excess profits, items of tax preference and capital stock); provided, that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made and provided, further, that Taxes described in this clause (i) shall not include Taxes that are, or are in the nature of, withholding sales, use, rental, value added, transfer or property taxes;

(ii)           Taxes (other than Taxes that are, or are in the nature of, withholding, sales, use, rental, value added, transfer or property taxes) that are (A) imposed by any U.S. state jurisdiction or any taxing authority within any U.S. state jurisdiction to the extent that such Tax Indemnitee is organized or has its Applicable Funding Office and (B) based upon or measured by income, except that this clause (ii) shall not apply to (and thus shall not exclude) any such Taxes imposed on a Tax Indemnitee by a state or political subdivision thereof where the Property is located, possessed or used under the Lease unless the Tax Indemnitee was subject to income taxes in such jurisdiction without regard to the transactions contemplated by the Operative Agreements; provided, that this clause (ii) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

(iii)          any Tax with respect to the Property to the extent, but only to such extent, it relates to any act, event or omission that occurs, or relates to a period, after the termination of the Lease and the payment of all Obligations, except that when such termination of the Lease is the result of the exercise of remedies after a Lease Event of Default, such exclusion shall commence only after the sale of the Property (but not any Tax or Imposition that relates to any period prior to the termination of the Lease);

(iv)          any interest or penalties imposed on a Tax Indemnitee as a result of a Tax Indemnitee’s failure to file any return or other documents timely and as prescribed by Applicable Law; provided, that this clause (iv) shall not apply (A) if such interest or penalties arise as a result of a position taken (or requested to be taken) by the Lessee in a contest controlled by the Lessee under Section 13.5(b) of the Participation Agreement or (B) if such failure is attributable to a failure by the Lessee to fulfill its obligations under the Participation Agreement;

(v)           any Taxes imposed upon a Tax Indemnitee with respect to any voluntary transfer, sale, financing or other voluntary disposition of any interest in the Property or any part thereof, or any interest therein or any interest or obligation under the Operative

Documents or from any sale, assignment, transfer or other disposition of any interest in a Tax Indemnitee or any Affiliate thereof (other than any transfer, sale or other disposition (A) pursuant to the terms of the Operative Documents in connection with the exercise by the Lessee of its Purchase Option, the Remarketing Option, or any termination option or other purchase of the Property by the Lessee, (B) after the occurrence of a Lease Event of Default, (C) in connection with a Casualty or Condemnation affecting the Property, or (D) in connection with any sublease, modification or addition to the Property by the Lessee);

(vi)          any Taxes imposed against or payable by a Tax Indemnitee to the extent resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Tax Indemnitee;

(vii)         Taxes imposed on or payable by a Tax Indemnitee to the extent such Taxes solely result from, or would not have been imposed but for, a breach by such Tax Indemnitee of any representations, warranties or covenants set forth in the Operative Documents (unless such breach is caused by Lessee’s breach of its representations, warranties or covenants set forth in the Operative Documents);

(viii)        Taxes imposed on a Tax Indemnitee to the extent resulting from such Tax Indemnitee’s failure to comply with the provisions of Section 13.5(b) of the Participation Agreement, which failure precludes the ability to conduct a contest pursuant to Section 13.5(b) of the Participation Agreement (unless such failure is caused by Lessee’s breach of its obligations under the Operative Documents);

(ix)           Taxes that would have been imposed in the absence of the transactions contemplated by the Operative Documents;

(x)            Taxes imposed on or with respect to or payable by a Tax Indemnitee resulting from, or that would not have been imposed but for the existence of, any Lessor Lien created by or through such Tax Indemnitee or an Affiliate thereof, unless caused by acts or omissions of Lessee; and

(xi)           Taxes imposed on or with respect to or payable by a Tax Indemnitee that would not have been imposed but for an amendment, supplement, modification, consent or waiver to any Operative Document not initiated, requested or consented to by Lessee, unless such amendment, supplement, modification, consent or waiver (A) arises due to, or in connection with there having occurred, a Lease Event of Default or (B) is required by the terms of the Operative Documents or is executed in connection with any amendment to the Operative Documents required by Applicable Law;

Notwithstanding the foregoing, the exclusions from the definition of Impositions set forth in clauses (i) through (xi)above and shall not apply to any Taxes or any increase in Taxes imposed on a Tax Indemnitee to the extent that the imposition of such Taxes or such tax increase would not have occurred if on the Closing Date the Tax Indemnitees, collectively, had advanced funds to the Lessee in the form of a loan secured by the Property in an amount equal to the Advance funded on the Closing Date, with debt service for such loans equal to the Basic Rent payable on each Rent Payment Date and a principal balance at the maturity of such loan in an amount equal to the Property Cost at the end of the term of the Lease.

“Improvements” means all Equipment, buildings, structures, Fixtures and other improvements of every kind existing at any time and from time to time, on or under the Land, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all Modifications and other additions to or changes in the Improvements at any time.

“Imputed Return” means, with respect to any date after the Expiration Date, an imputed return to each Participant equal to the Base Rate plus a margin of two percent (2.00%) per annum on such Participant’s outstanding Loans, Capital or Lessor Amounts, as the case may be, during the period from the Expiration Date to such date of determination.

“Indemnitee” means each of the Lessor, the Purchasers, the Lender, each Sub-Participant, their respective Affiliates and their respective successors, assigns, directors, shareholders, partners, officers, employees and agents.

“Indirect Withholding Taxes” is defined in Section 13.13(a)(iii) of the Participation Agreement.

“Insurance Requirements” means all terms and conditions of any insurance policy either required by the Lease to be maintained by the Lessee, and all requirements of the issuer of any such policy.

“Interest Rate” means the rate of interest accruing on the Loans from time to time, as set forth in Section 4.2(a) of the Participation Agreement.

“Internal Control Event” means a fraud that involves management or other employees who have a significant role in, the Lessee’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” is defined in Section 8.1(n) of the Participation Agreement.

“IRC” means the Internal Revenue Code of 1986.

“Land” is defined in the first recital of the Participation Agreement.

“Lease” means the Lease, dated as of the date of the Participation Agreement, between the Lessor and the Lessee.

“Lease Default” means (a) any Lease Event of Default or (b) any event or circumstance not yet constituting a Lease Event of Default that, with the giving of any notice or the lapse of any period of time or both, would became a Lease Event of Default.

“Lease Event of Default” is defined in Section 16.1 of the Lease.

“Lease Supplement” means the Memorandum of Lease.

“Lease Receivables” means all payments under the Operative Documents in respect of (i) the Purchaser Basic Rent, (ii) the Maximum Recourse Amount, (iii) the Purchaser Balance and (iv) any purchase by the Lessee of the Property up to the amount of the Capital then outstanding.

“Lease Term” is defined in Section 2.3 of the Lease.

“Lender Basic Rent” means, as determined as of any Rent Payment Date, interest due on the Loans, determined in accordance with Section 2.5 of the Loan Agreement and excluding (i) any interest at the applicable Default Rate on any installment of Lender Basic Rent not paid when due, and (ii) any fine, penalty, interest or cost assessed or added under any agreement with a third party for nonpayment or late payment of Lender Basic Rent.

“Lender Commitment” means the Commitment of the Lender in the amount set forth on Schedule I of the Participation Agreement or, upon delivery of an Assignment Agreement by any Person (whether as assignee Lender or assignor Lender) to the Administrative Agent pursuant to Section 12.1 of the Participation Agreement, such Person’s Commitment described as a “Lender Commitment” in such Assignment Agreement.

“Lender Mortgage” means a deed of trust on all of the interest of the Lessor in the Property, in appropriate recordable form sufficient to grant to the Administrative Agent, a first priority Lien on the Lessor’s interest in the Property, which deed of trust shall be substantially in the form of Exhibit E-2 to the Participation Agreement.

“Lenders” means, collectively, KeyBank National Association in its capacity as a lender under the Loan Agreement, together with its successors and assigns permitted pursuant to Section 12.1(a) of the Participation Agreement.

“Lessee” means Adobe Systems Incorporated, a Delaware corporation, as lessee under the Lease, and its successors and assigns expressly permitted under the Lease.

“Lessee Party” means the Lessee or any Person that is an Affiliate of the Lessee and is also a Purchaser or Lender hereunder.

“Lessor” means SELCO Service Corporation, an Ohio corporation doing business in California as Ohio SELCO Service Corporation, together with its successors and assigns permitted pursuant to Section 12.1(c) of the Participation Agreement.

“Lessor Amount” is defined at Section 3.2 of the Participation Agreement.

“Lessor Commitment” means the Commitment of the Lessor in the amount set forth on Schedule I of the Participation Agreement or, upon delivery of an Assignment Agreement by any Person (whether as assignee Lessor or assignor Lessor) to the Administrative Agent pursuant to Section 12.1 of the Participation Agreement, such Person’s Commitment described as a “Lessor Commitment” in such Assignment Agreement.

“Lessor Lien” means any Lien, true lease or sublease or disposition of title arising as a result of (a) any act or omission of the Administrative Agent or any Participant (other than a Lessee Party) that is not required or permitted by the Operative Documents or is in violation of any of the terms of the Operative Documents, (b) any claim against the Administrative Agent or any Participant (other than a Lessee Party) against which the Lessee is not required to indemnify the Administrative Agent or any Participant pursuant to Article XIII or XIV of the Participation Agreement, (c) any claim against the Lessor arising out of any transfer by the Lessor of all or any portion of the interest of the Lessor in the Property or the Operative Documents other than the transfer of title to or possession of the Property by the Lessor pursuant to and in accordance with the Operative Documents or pursuant to the exercise of the remedies set forth in Section 16.2 of the Lease, (d) the gross negligence or willful misconduct of any Participant (other than a Lessee Party) or (e) any claim against the Administrative Agent or any Participant (other than a Lessee Party) that is unrelated to the transactions contemplated by the Operative Documents.

“Lessor Mortgage” means a deed of trust on all of the interest of the Lessee in the Property, in appropriate recordable form sufficient to grant to the Lessor a first priority Lien on the Lessee’s interest in the Property, which deed of trust shall be substantially in the form of Exhibit E-1 to the Participation Agreement.

“Lessor Percentage” means 5.0%.

“LIBOR Loan(s)/Capital/Lessor Amount(s)” means a Loan, Capital or Lessor Amount, as the case may be, accruing interest, Return or Yield by reference to the BBA LIBO Rate.

“Lien” means, with respect to any property, (a) any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, or other title retention agreement, or any agreement to provide any of the foregoing, and (b) the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction other than filings made for notice purposes only in connection with true (but not “synthetic”) leases.

“Loan Percentage” means 8.7287%.

“Loans” is defined in Section 2.1 of the Loan Agreement.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Marketing Period” means the period commencing on the date the Lessee gives notice of its election of the Remarketing Option and ending on the earlier of (a) the date on which the Property is sold to a purchaser in accordance with Article XX of the Lease and (b) the Expiration Date.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Lessee and its Subsidiaries, taken as a whole; (b) the ability of the Lessee to pay or perform the Obligations in accordance with the terms of the Participation Agreement and the other Operative Documents; or (c) practical realization of the material rights and remedies of Administrative Agent or any Purchaser intended to be provided under the Participation Agreement and the other Operative Documents.

“Material Domestic Subsidiary” means, at any date of determination, based upon the Financial Statements then most recently delivered to the Administrative Agent pursuant to Section  9.1(a) of the Participation Agreement, any Domestic Subsidiary that has as of such date total assets of at least 5% of total assets of the Lessee and its Subsidiaries on a consolidated basis.

“Maximum Recourse Amount” means, as of any date of determination, an amount equal to 86.2713% of the Property Cost outstanding at such time.

“Memorandum of Lease” means a Memorandum of Lease substantially in the form of Exhibit A to the Lease.

“Modifications” is defined in Section 10.1 of the Lease.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lessee or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Necessary Permits” means certificates, licenses, approvals, consents, permits (including, without limitation, building, demolition and environmental permits, licenses, approvals, authorizations and consents), easements and rights-of-way, including dedication, and all other authorizations of Governmental Authorities or other Persons, that are required for the maintenance, use or operation of the Property as a first class corporate office building.

“Net Property Proceeds” means all amounts received by the Lessor in connection with any Casualty or Condemnation or any sale of the Property pursuant to the Lessor’s exercise of remedies under Section 16.2 of the Lease or the Lessee’s exercise of the Remarketing Option under Article XX of the Lease, and all interest earned thereon, less any Impositions arising in connection with such amounts, if any, and less the expense of claiming and collecting such amounts, including all costs and expenses in connection therewith for which the Lessor or any Participant is entitled to be reimbursed pursuant to the Lease.

“Net Remarketing Proceeds” means the proceeds of the sale of the Property pursuant to the Remarketing Option less all Sales Costs incurred in connection therewith.

“Note” is defined in Section 2.3 of the Loan Agreement.

“Obligations” means and includes, with respect to the Lessee, all loans, advances, debts, liabilities, and obligations, howsoever arising, of the Lessee to the Administrative Agent, any Participant, any other Affected Party or any Indemnitee or Tax Indemnitee, of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of any of the Operative Documents, including without limitation all Basic Rent, Supplemental Rent, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to the Lessee or payable by the Lessee thereunder.

“Operative Documents” means the following:

(a)           the Participation Agreement;

(b)           the Ground Lease;

(c)           the Lease;

(d)           the Memorandum of Lease;

(e)           the Loan Agreement;

(f)            the Security and Assignment Agreement;

(g)           the Receivables Purchase Agreement;

(h)           each Note;

(i)            each Certificate;

(j)            the Assignment of Lease and Rent;

(k)           the UCC Financing Statements;

(l)            the Lessor Mortgage and the Lender Mortgage;

(m)          the RVI Policy; and

(n)           each other document, agreement, certificate or instrument delivered in connection with the foregoing (including any amendment or other modification to any of the foregoing).

“Original Expiration Date” is defined in Article XI of the Participation Agreement.

“Original Executed Counterpart” is defined in Section 24.10 of the Lease.

“Participant Balance” means as of any date of determination:  (a) with respect to any Purchaser, an amount equal to its outstanding Capital, together with all accrued and unpaid Return thereon and all other amounts due and payable to such Purchaser under the Operative Documents, (b) with respect to any Lender, an amount equal to its outstanding Loans, together with all accrued and unpaid interest thereon and all other amounts due and payable to such Lender under the Operative Documents, and (c) with respect to the Lessor, an amount equal to the aggregate outstanding Lessor Amounts, together with all accrued and unpaid Yield thereon and all other amounts due and payable to the Lessor under the Operative Documents.

“Participants” means, collectively, the Lessor, the Lender and the Purchasers, together with their respective successors and assigns.

“Participation Agreement” means the Participation Agreement, dated as of March 26, 2007, among the Lessee, the Lessor, the Purchaser, the Lender and the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lessee or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Property Liens” means any of the following:

(a)           the respective rights and interests of the parties to the Operative Documents as provided in the Operative Documents (including all Liens in favor of the Participants created under the Security Documents);

(b)           Lessor Liens;

(c)           Liens for Taxes that are not yet due;

(d)           Liens arising by operation of law, materialmen’s, vendors’, mechanics’, workers’, repairmen’s, employees’, carriers’, warehousemen’s and other like Liens in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than sixty (60) days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 12.1 of the Lease;

(e)           Liens of any of the types referred to in clause (d) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Lessor have been made), which bonding (or arrangements) shall comply with Applicable Law, and has effectively stayed any execution or enforcement of such Liens;

(f)            Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest set forth in Section 12.1 of the Lease;

(g)           easements, rights of way and other encumbrances on title to real property permitted pursuant to Section 12.2 of the Lease;

(h)           Liens described on the title insurance policy delivered with respect to the Property pursuant to Section 6.1(t) of the Participation Agreement other than Liens described in clause (d) or (f) above that are not removed within thirty (30) days of their origination;

(i)            Liens for Taxes that are being contested in accordance with the provisions of Section 12.1 of the Lease; and

(j)            subleases that are permitted under Section 6.2 of the Lease.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lessee or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plans and Specifications” means the final plans and specifications for the Property.

“Platform” has the meaning specified in Section 9.1(b) of the Participation Agreement.

“Property” is defined in the first recital of the Participation Agreement.

“Property Balance” means the sum of (a) the Property Cost and (b) any other amounts due and owing by the Lessee under the Operative Documents (including all Contingent Payments then due and owing).

“Property Completion Differential” is defined in Section 13.2(c) of the Participation Agreement.

“Property Cost” means, at any date of determination, (a) the amount of Advance made pursuant to Article III of the Participation Agreement, minus (b) any payments received by the Administrative Agent as insurance proceeds, condemnation awards or liquidated damages and which are applied to reduce the amount of the Advance then outstanding, minus (c) any other payments received by the Administrative Agent that are distributed to the Participants pursuant to Article VII of the Participation Agreement for application to pay the Loans, Capital or the Lessor Amounts (as the case may be).

“Property Rents” is defined in Section 22.1(c) of the Lease.

“Pro Rata Share” means with respect to (a) a Lender, a percentage equal to such Lender’s pro rata share of the Lender Commitment, in each case, as set forth next to such Lender’s name on Schedule I to the Participation Agreement or on any assignment pursuant to which such Lender becomes a party hereto, and (b) a Purchaser, a percentage equal to such Purchaser’s pro rata share of the Purchaser Commitment, in each case, as set forth next to such Purchaser’s name on Schedule I to the Participation Agreement or on any assignment pursuant to which such Purchaser becomes a party hereto.

“Purchased Interests” means, at any time, the undivided percentage ownership interests in (i) the Lease Receivables, and (ii) all payments with respect to, and other proceeds of, such Lease Receivables and Collateral.

“Purchase Notice” means an irrevocable written notice by the Lessee delivered to the Lessor pursuant to Section 18.1 of the Lease, notifying the Lessor of the Lessee’s intention to exercise its option pursuant to such Section, and specifying the proposed purchase date therefor.

“Purchase Option” means the Lessee’s option to purchase the Property in accordance with the provisions of Section 18.1 of the Lease.

“Purchase Price” is defined in Section 18.1 of the Lease.

“Purchaser” means, collectively, KeyBank National Association and Adobe Systems Incorporated each in its capacity as a purchaser under the Receivables Purchase Agreement, together with its respective successors and assigns permitted pursuant to Section 12.1(b) of the Participation Agreement.

“Purchaser Basic Rent” means, as determined as of any Rent Payment Date, Return due on the Capital, determined in accordance with Section 2.5 of the Receivables Purchase Agreement and excluding (i) any return at the applicable Default Rate on any installment of Purchaser Basic Rent not paid when due, and (ii) any fine, penalty, interest or cost assessed or added under any agreement with a third party for nonpayment or late payment of Purchaser Basic Rent.

“Purchaser Balance” means, as of any date of determination, an amount equal to the sum of the outstanding Capital together with all accrued and unpaid return thereon pursuant to the Receivables Purchase Agreement and all other amounts due and payable to the Purchasers under the Operative Documents.

“Purchaser Commitment” means the aggregate Commitments of the Purchasers set forth on Schedule I of the Participation Agreement, as such Schedule may be amended, supplemented, amended and restated, reduced or otherwise modified from time to time.

“Purchaser Percentage” means 86.2713%.

“Real Property” of any person means all of the right, title and interest of such person in and to land, improvements and fixtures, including Leaseholds.

“Receivables Purchase Agreement” means the Receivables Purchase Agreement, dated as of March 26, 2007, among the Lessor, the Purchasers and the Administrative Agent.

“Reference Bank Rate” means, with respect to any Basic Rent Period for any LIBOR Loan/Capital/Lessor Amount, the arithmetic mean (rounded upward if necessary to the nearest 1/100th of one percent) of the rates per annum at which Dollar deposits are offered to each of the Reference Banks in the London interbank market on the Second Business Day prior to the first day of such Basic Rent Period at or about 11:00 a.m. (London time) (for delivery on the first day of such Basic Rent Period in an amount substantially equal to the amount of such LIBOR Loan/Capital/Lessor Amount and for a term comparable to such Basic Rent Period).

“Reference Banks” means (a) KeyBank National Association and (b) any Participant or Participants selected as a Reference Bank by the Administrative Agent and the Required Participants, provided, that if any of such Reference Banks is no longer a Participant, such other Participant or Participants as may be selected by the Administrative Agent acting on instructions from the Required Participants.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Lessee as prescribed by the Securities Laws.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Material.

“Remarketing Option” is defined in Section 20.1 of the Lease.

“Renewal Option” is defined in Section 19.1 of the Lease.

“Rent” means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

“Rent Payment Date” means the last day of each Basic Rent Period then in effect.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Requesting Party” is defined in Section 21.1 of the Lease.

“Required Lenders” means, at any time, Lenders having Pro Rata Shares representing at least 66 2/3% of the aggregate principal amount of the Loans outstanding.

“Required Modification” is defined in Section 10.1(a) of the Lease.

“Required Participants” means, at any time, (i) the Lessor and (ii) subject to the limits on the rights of Lessee Parties in Section 16.16 of the Participation Agreement, Participants having Commitments representing at least 66-2/3% of the aggregate Commitments.

“Required Purchasers” means, subject to the limits on the rights of Lessee Parties in Section 16.16 of the Participation Agreement, at any time, Purchasers having Pro Rata Shares representing at least 66-2/3% of the aggregate amount of Capital outstanding.

“Requirement of Law” applicable to any Person means (a) the Articles or Certificate of Incorporation and By-laws, Partnership Agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, with respect to any day in a Basic Rent Period for a LIBOR Loan/Capital/Lessor Amount, the aggregate of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System.  As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of the Lessee.  Any document delivered hereunder that is signed by a Responsible Officer of the Lessee shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Lessee and such Responsible Officer shall be conclusively presumed to have acted on behalf of Lessee.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Lessee or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Lessee’s stockholders, partners or members (or the equivalent Person thereof).

“Return” or “Return Rate” means the rate of return accruing on the Capital from time to time, as set forth in Section 4.3(a) of the Participation Agreement.

“Return Conditions” is defined in Section 20.1 of the Lease.

“RVI Policy” means the Residual Value Insurance Policy from the RVI Provider for the benefit of the Lessor and all documents and agreements delivered pursuant thereto or in connection therewith.

“RVI Provider” means R.V.I. America.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sales Costs” means any marketing, closing or other costs, and commissions related to the sale of the Property, in each case in connection with the Lessee’s exercise of its Remarketing Option.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Lease Term Termination Date” means March 26, 2012, or, if the same is extended pursuant to Section 11.2 of the Participation Agreement, March 26, 2017.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” is defined in Section 22.1(a) of the Lease.

“Secured Parties” means each of the Administrative Agent, for the benefit of the Participants, as their interests may from time to time appear.

“Securities Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security and Assignment Agreement” means the Security and Assignment Agreement dated as of the date of the Participation Agreement, from the Lessee, as grantor, in favor of the Administrative Agent.

“Security Documents” means, collectively, the Lessor Mortgage, the Lender Mortgage, the Security and Assignment Agreement, the UCC Financing Statements and all other documents, agreements and instruments executed and delivered in order to establish, preserve, protect and perfect the Lien of the Secured Parties in the Collateral.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lessee and its Subsidiaries on that date, determined in accordance with GAAP.

“Shortfall Amount” means, as of the Expiration Date, an amount equal to (a) the Property Cost, minus (b) the portion of the Maximum Recourse Amount received by the Lessor from the Lessee pursuant to Section 20.1(m)(i) of the Lease, minus (c) the Net Remarketing Proceeds received by the Lessor in accordance with  Section 20.1(l) of the Lease; provided, however, that if a sale of the Property is not consummated on or prior to the Expiration Date, then the term

“Shortfall Amount” means an amount equal to (i) the Property Cost, minus (ii) the Maximum Recourse Amount received by the Lessor pursuant to Section 20.1(m)(i) of the Lease.

“Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s property would constitute an unreasonably small capital.

“Structuring Agent” means Lease Advisory Services, a division of Key Equipment Finance Inc.

“Sub-Participant” is defined in Section 12.2 of the Participation Agreement..

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Lessee.

“Supplemental Rent” means all amounts, liabilities and obligations (other than Basic Rent) which the Lessee assumes or agrees to pay to the Lessor or any other Person under the Lease, or under any of the other Operative Documents, including, without limitation, Contingent Payments, Fees, Break Costs, the Maximum Recourse Amount, and payments pursuant to Section 15.2 of the Lease and Articles XVIII and XX of the Lease.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Participant or any Affiliate of a Participant).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” is defined in the definition of Impositions.

“Tax Indemnitee” means the Lessor, the Purchasers, the Lenders, the Administrative Agent, each Sub-Participant, their respective Affiliates and their respective successors, assigns, directors, shareholders, partners, officers, employees and agents.

“Taxing Authority” is defined in Section 13.13(a) of the Participation Agreement.

“Term Extension Notice” is defined in Article XI of the Participation Agreement.

“Termination Date” is defined in Section 15.2 of the Lease.

“Termination Notice” is defined in Section 15.1 of the Lease.

“Title Company” means First American Title Insurance Company or such other title insurance company as may be selected by the Lessee with the approval of the Lessor.

“Transactions” is defined in 6.1 of the Participation Agreement.

“Transaction Expenses” means all costs, expenses and Impositions incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including without limitation:

(a)           the reasonable fees, out-of-pocket expenses and disbursements of Schiff Hardin LLP, special counsel for the Lessor, KeyBank (as a Purchaser) and the Administrative Agent, in negotiating the terms of the Operative Documents and the other transaction documents to be delivered in connection with the Closing Date, preparing for, and rendering opinions in connection with, the Transactions contemplated to occur on the Closing Date, and in rendering other services in connection with the Closing Date, customary for counsel representing parties to Transactions of the types involved in the transactions contemplated by the Operative Documents;

(b)           the reasonable fees, out-of-pocket expenses and disbursements of special counsel for the Lessee in negotiating the terms of the Operative Documents and the other transaction documents to be delivered in connection with the Closing Date, preparing for, and rendering opinions in connection with, the transactions contemplated to occur on the Closing Date, and in rendering other services in connection with the Closing Date, customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents;

(c)           any and all costs and expenses (including premiums) associated with obtaining the RVI Policy;

(d)           the Fees;

(e)           any and all Taxes, charges and fees incurred in recording, registering or filing any Operative Document or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Documents;

(f)            all title insurance premiums and escrow and closing costs;

(g)           the fees and expenses of Lessee’s accountants incurred in connection with the analysis and review of the Transactions contemplated by the Operative Documents;

(h)           all survey, appraisal, inspection, environmental review and similar costs and expenses related to the Property and incurred in connection with the Transactions contemplated by the Operative Documents and the closing thereof; and

(i)            all advisory and consulting fees and charges incurred by Lessee in connection with the evaluation, analysis and structuring of the Transactions contemplated by the Operative Documents, including the fees and charges of 42 North Structured Finance.

“Trustee” is defined in Section 22.1(a) of the Lease.

“UCC Financing Statements” means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to protect the respective security interests of the Administrative Agent, the Lessor and the other Participants in the Property and other Collateral under the Lessor Mortgage, the Lender Mortgage and the Security and Assignment Agreement.

“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Withholding Taxes” is defined in Section 13.13(a)(i) of the Participation Agreement.

“Yield” is defined in Section 4.4(a) of the Participation Agreement.

“Yield Rate” means at any date (a) with respect to any Lessor Amount that is a LIBOR Loan/Capital/Lessor Amount, the BBA LIBO Rate for the applicable Basic Rent Period then in effect for Lessor Amounts plus a margin of 1.50% per annum and (b) at any time that Yield on the Lessor Amounts is to be calculated by reference to the Base Rate, the Base Rate.